AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 1, 2011
REGISTRATION NO. 333-170574

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
  Washington, D.C. 20549

AMENDMENT NO.  4 TO
FORM S-1
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

SEA-Tiger, Inc.
(Exact name of registrant as specified in its charter)

Delaware	7370	61-1338030
(State or jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification No.)

2520 South Third Street, #206
Louisville, KY 40208
(502) 636-2807
(Address and telephone number of principal executive offices)

James D. Tilton, Jr.
2520 South Third Street, #206
Louisville, KY 40208
(502) 636-2807
(Name, address and telephone number of agent for service)

Copies to:

Andrea Cataneo, Esq.
Jeff Cahlon, Esq.
Sichenzia Ross Friedman Ference LLP
61 Broadway, 32 nd Floor
New York, New York 10006
(212) 930-9700
(212) 930-9725 (fax)

APPROXIMATE DATE OF PROPOSED SALE TO PUBLIC: From time to time after this Registration Statement becomes effective.

If any securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

 (COVER CONTINUES ON FOLLOWING PAGE)

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

Indicate by check mark whether the registrant is a large accelerated filed, an accelerated filer, a non-accelerated filed, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer  ☐                                                                        Accelerated filer ☐
Non-accelerated filer ☐                                                                           Smaller reporting company  ☒
            (Do not check if a smaller reporting company)

    CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be Registered	Proposed Maximum Offering Price Per Security		Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $.001 par value (1)	1,399,978	$0.10	(2)	$139,997.80	$16.25
Total	1,399,978			$139,997.80	$16.25	*

(1) Represents shares of common stock, par value $.001, offered by the selling stockholders.

(2) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(e) under the Securities Act of 1933.

(3) Calculated in accordance with Rule 457(g)(1).

* Previously paid.
The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this Prospectus is not complete and may be changed.  The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective.  This Prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the sale is not permitted.

PRELIMINARY PROSPECTUS, SUBJECT TO COMPLETION, DATED AUGUST 1, 2011
SEA-TIGER, INC.

1,399,978 Shares of Common Stock

This prospectus relates to the public offering of up to 1,399,978 shares of common stock, par value $.001 per share (“Common Stock”), of SEA-Tiger, Inc. This is the initial registration of shares of our Common Stock.  Selling stockholders will offer their respective shares at a fixed price of $0.10 per share until our common shares are quoted on the Over-the-Counter Bulletin Board, and thereafter, at prevailing market prices or privately negotiated prices. We will not receive any of the proceeds from the sale of those shares being sold by the selling stockholders. We will pay the expenses of registering these shares.

Our Common Stock is not traded on any national securities exchange and is not quoted on any over-the-counter market. We intend to begin discussions with various market makers in order to arrange for an application to be made with respect to our Common Stock, to be approved for quotation on the Over-The-Counter Bulletin Board upon the effectiveness of this prospectus.   If our shares become quoted on the Over-The-Counter Bulletin Board, sales will be made at prevailing market prices or privately negotiated prices.

              The selling stockholders are offering these shares of Common Stock. The selling stockholders will receive all proceeds from the sale of the Common Stock. For additional information on the methods of sale, you should refer to the section entitled "Plan of Distribution."

Investing in these securities involves significant risks.   See "Risk Factors" beginning on page 6.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read the entire prospectus and any amendments or supplements carefully before you make your investment decision.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is ________, 2011.

You should rely only on the information contained in this prospectus. We have not authorized any dealer, salesperson or other person to provide you with information concerning us, except for the information contained in this prospectus. The information contained in this prospectus is complete and accurate only as of the date on the front cover page of this prospectus, regardless when the time of delivery of this prospectus or the sale of any common stock. We may not sell the securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell, nor is it a solicitation of an offer to buy, our common stock in any jurisdiction in which the offer or sale is not permitted.

SEA-TIGER, INC.

You may only rely on the information contained in this prospectus or that we have referred you to. We have not authorized anyone to provide you with different information. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the common stock offered by this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any common stock in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this prospectus nor any sale made in connection with this prospectus shall, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus or that the information contained by reference to this prospectus is correct as of any time after its date.

PROSPECTUS SUMMARY

The following summary highlights selected information contained in this prospectus. This summary does not contain all the information you should consider before investing in the securities. Before making an investment decision, you should read the entire prospectus carefully, including the "RISK FACTORS" section.

About Us

SEA-Tiger, Inc. (the “Company”) is the parent company of Infotel Technologies (PTE) Ltd. (“Infotel”), a Singapore-based information technology company formed in 1984. We sell a range of information technology related products and services to government and commercial customers, specializing in the installation, customization and maintenance of communication hardware and software. From 2002 until the acquisition of Infotel in February 2010 the Company was not engaged in any active business.

We had net revenue of $455,288 and $400,255 for the three months ended March 31, 2011 and 2010, respectively, and net loss of $133,654 and $122,702, for the three months ended March 31, 2011 and 2010, respectively. We had net revenue of $1,047,247 and $2,047,023 for the years ended December 31, 2010 and 2009, respectively, and net income (loss) of ($712,434) and $71,038 for the years ended December 31, 2010 and 2009, respectively.

Our website address is www.infotel.com.sg/. Our website and the information contained on our website are not incorporated into this prospectus or the registration statement of which it forms a part. Further, our references to the URLs for our website are intended to be inactive textual references only.

Our principal executive offices are located at 2520 South Third Street, #206, Louisville, KY 40208. Our telephone number is 502-636-2807.

Recent Developments

On February 11, 2010, pursuant to a stock purchase agreement between the Company and NewMarket Technology, Inc. (“NewMarket”), the Company acquired from NewMarket all of the outstanding capital of Infotel, such that Infotel became a wholly-owned subsidiary of the Company, and the Company issued to NewMarket 2,000 shares of Series B Preferred Stock. As the holder of the Series B Preferred Stock, NewMarket owns 51% of the voting power of the Company’s shareholders.

At the time of the recapitalization, the Company was not engaged in any active business, such that the business of Infotel became the business of the Company.

References in this prospectus, and the registration statement of which it forms a part, to “we,” “us,” “our” and similar words refer to the Company and its wholly-owned subsidiary, Infotel, unless the context indicates otherwise, and, prior to the effectiveness of the reverse acquisition, these terms refer to Infotel. References to “TuneIn” relate to the Company prior to the reverse acquisition.

In connection with the recapitalization, on March 15, 2010, the Company amended its certificate of incorporation to (i) change its name to SEA -Tiger, Inc., (ii) increase its authorized number of shares of Common Stock from 200,000,000 to 2,500,000,000, and (iii) effect a 1-for 10 reverse split of its Common Stock. All share amounts in this prospectus and the registration statement of which it forms a part have been retroactively adjusted for the reverse split unless otherwise indicated.

About This Offering

This prospectus relates to a total of 1,399,978 shares of Common Stock of SEA-Tiger, Inc., offered by the selling stockholders. As of July 22, 2011 , there are 5,189,401 shares of Common Stock issued and outstanding.

Estimated use of proceeds

We will not receive any of the proceeds resulting from the sale of the shares held by the selling stockholders.

RISK FACTORS

You should carefully consider the risks described below as well as other information provided to you in this document, including information in the section of this document entitled “Information Regarding Forward Looking Statements.” If any of the following risks actually occur, the Company’s business, financial condition or results of operations could be materially adversely affected, the value of the Company’s Common Stock could decline, and you may lose all or part of your investment.

Risks Related to Our Company and Our Business

We had a net loss during our last fiscal quarter and year, and we may not be profitable in the future.

We had net losses for the quarters ended March 31, 2011and 2010 of $134,654 and $122,702, respectively. We had a net loss for the year ended December 31, 2010 of $712,434, compared to net income for the year ended December 31, 2009 of $71,038. We may not generate profits in the future on a consistent basis, or at all. If we fail to achieve consistent profitability, that failure could have a negative effect on our financial condition.

We may need additional capital in the future and it may not be available on acceptable terms, or at all, which would impair our ability to continue as a going concern.

To sustain our operations, we may need additional funds for working capital. We believe that we will need approximately $500,000 in additional capital to operate for one year following the date of this prospectus. If such funds are not available when required or on acceptable terms, our business and financial results could suffer. The inability to obtain additional capital , if required, would reduce our ability to continue to conduct business operations. Any additional equity financing may involve substantial dilution to the existing shareholders.

Rapid technological change could render our products and services obsolete.

The information technology industry is characterized by rapid technological innovation, sudden changes in user and customer requirements and preferences, frequent new product and service introductions and the emergence of new industry standards and practices. Each of these characteristics could render our services, products, and systems obsolete. The rapid evolution of our market requires that we improve continually the performance, features and reliability of our products and services, particularly in response to competitive offerings. Our success also will depend, in part, on our ability:

•	to develop or license new products, services and technology that address the varied needs of our customers and prospective customers

•	to respond to technological advances and emerging industry standards and practices on a cost-effective and timely basis

If we are unable, for technical, financial, legal or other reasons, to adapt in a timely manner to changing market conditions or user preferences, we could lose customers, which would cause a decrease in our revenue.

Our technology may be subject to defects and product liability.

Software products frequently contain errors or defects, especially when first introduced or when new versions or enhancements are released. Defects and errors could be found in our products, future upgrades to our products or newly developed and released products. Software defects could result in delays in market acceptance or unexpected reprogramming costs, which could materially adversely affect our operating results. A successful product liability claim could have a material adverse effect on our business, operating results and financial condition.

The information technology industry is highly competitive and we may be unable to compete effectively.

Certain of our competitors have significantly greater financial, technical, marketing and other resources than we do and may be able to respond more quickly to new or emerging technologies and changes in customer requirements. Additional competition could result in price reductions, reduced margins and loss of market. We cannot guarantee that we will be able to compete successfully against future competitors or that future competitive pressures will not materially and adversely affect our business, financial condition and results of operations.

Deterioration of the information technology industry could lead to further reductions in capital spending budgets by our customers, which could further adversely affect our revenues, gross margins and income.

Our revenues and gross margins will depend significantly on the overall demand for information technology products and services. Reduced capital spending budgets by our customers caused by the ongoing industry downturn have led to continued soft demand for our products and services, which has resulted in, and may continue to result in, decreased revenues and earnings levels. The global economy in general, and the technology market in particular, has weakened and market conditions continue to be challenging. As a result, individuals and companies are delaying or reducing expenditures. We have observed effects of the global economic downturn in our business. In addition, the technology industry has experienced significant consolidation, and this trend is expected to continue. It is possible that we and one or more of our competitors each supply products to the companies that have merged or will merge. This consolidation could result in further delays in purchasing decisions by merged companies or in us playing a decreased role in the supply of products to the merged companies. Further delays or reductions in spending could have a material adverse effect on demand for our products and services and, consequently, our results of operations and prospects.

We are dependent upon key personnel whose loss may adversely impact our business.

Our success depends in large part on the continued service of our management and other key personnel and our ability to continue to attract, motivate and retain highly qualified employees. If one or more of our key employees leaves the Company, we will have to find a replacement with the combination of skills and attributes necessary to execute our strategy. Because competition from other technology companies for skilled employees is intense, and the process of finding qualified individuals can be lengthy and expensive, we believe that the loss of services of key personnel could negatively affect our business, financial condition and results of operations.

Our operations may be negatively affected by currency exchange rate fluctuations.

Our reporting currency is the U.S. dollar and our operations in Singapore use its local currency as its functional currencies. A substantial percentage of our revenue and expenses are in the Singapore dollar.  We are subject to the effects of exchange rate fluctuations with respect to the US and Singapore dollars. Fluctuation in exchange rates between foreign currencies and the U.S. dollar may have a significant impact on our financial results. We have not entered into agreements or purchased instruments to hedge our exchange rate risks, although we may do so in the future. The availability and effectiveness of any hedging transaction may be limited and we may not be able to successfully hedge our exchange rate risks.

We are reliant on a single customer for approximately 40% of our revenues, and our contracts with this customer have terminated.

In 2010, approximately 40% of our revenue was derived from the Civil Aviation Authority of Singapore, or CAAS. We do not have a long-term contract with CAAS. We are one of the pre-qualified vendors which receives invitations to make a bid for all CAAS tenders.  CAAS is a Statutory Board under the Ministry of Transport in Singapore responsible for the operation of the airport and related services.  We were party to a contract with the CAAS for maintenance services of the VHMS (Vessel Height Measurement System, which is a system used by the airport to ensure vessels passing the channel do no exceed height limitations) system.  This contract expired on March 31, 2011.  The contract value was approximately S$250,000 (US $195,000) per year in sales.  We were party to an additional contract which expired in March 2010, for the provision of operation services for the FRC (Fault Reporting Centre) at SATCC (Singapore Air Traffic Control Centre).  The value of this contract was about S$700,000 (US $548,000) per year in sales. While the Company is seeking to enter into new contracts with new and existing customers to replace the sales from these contracts, there is no assurance the Company will be able to do so. If the Company is unable to enter into contracts to replace sales from these contracts which have terminated,  our operating results will be materially harmed, and the price of our common stock would likely decline.

Because our sole officer devotes only a portion of his business time to us, conflicts of interests may arise with respect to his other activities which could materially and adversely affect our Company.

James D. Tilton, Jr. our sole officer, does not work for us exclusively. Therefore, it is possible that a conflict of interest with regard to Mr. Tilton time may arise based on Mr. Tilton’s other employment.  Mr. Tilton devotes approximately 15-20 hours per week to Company matters, compared to approximately 20-30 hours Mr. Tilton devotes to other companies.  We have not adopted any policies or procedures for the review and approval of any transactions that cause a conflict of interest.

As a result of geographical differences between the Company and its operating subsidiary, and the lack of formal US GAAP training of our operating subsidiary’s finance manager in Singapore, we may be unable to maintain effective disclosure controls and procedures and internal controls over financial reporting.

The Company’s sole officer, and the accounting firm which the Company has retained to assist the Company in the preparation of its financial statements, are located in the United States, while the Company’s operating subsidiary, Infotel, conducts its operations in Singapore. In addition, Infotel’s finance manager, who is primarily responsible for maintaining Infotel’s books and records on a daily basis, lacks any formal US GAAP training. The finance manager has been employed full time by InfoTel as its primary accounting manager for the past 8 years. During this period, the finance manager's GAAP and internal controls related activities were supervised by the parent company's accounting staff through the use of frequent e-mail and live telephone conferences, and by either the parent company's Chief Financial Officer or the Controller personally visiting InfoTel's offices in Singapore on roughly a quarterly basis.  During such onsite visits a comprehensive survey of internal controls pertaining to InfoTel's GAAP financial reporting was conducted.  Annual visits to InfoTel's offices by the parent company's PCAOB auditor were undertaken to ensure that all prescribed internal controls affecting GAAP accounting were employed satisfactorily. Furthermore, in order to mitigate the risks relating to the lack of formal GAAP training of our operating subsidiary’s accounting manager and geographic differences, the accounting firm retained by SEA-Tiger to prepare its financial statements, working together with SEA-Tiger management, oversee and monitor the financial reporting function and compliance with U.S. GAAP, and this accounting firm provides ongoing accounting guidance and regularly communicates with SEA-Tiger management and the Singapore operation.  In light of such procedures and the accounting manager’s experience noted above, and the Company’s limited resources available to make further attempts to remedy or compensate for such geographical differences and lack of formal US GAAP training, the Company currently has no further plans to remedy or compensate for these potential problems. As a result of such geographical differences and lack of formal US GAAP training by the finance manager, the Company may be unable to create the necessary accounting controls and procedures, and to maintain the appropriate records, in order to maintain effective disclosure controls and procedures, and internal control over financial reporting. If this occurs, investor confidence and our stock price could be adversely affected.

Risks Relating to Our Common Stock

There is no trading market for our Common Stock and as a result you may not be able to sell our Common Stock.

There is no market for our Common Stock and there may never be a market for our Common Stock. We do not anticipate that a market for our Common Stock will develop, if at all, until after the registration statement of which this prospectus is a part has been declared effective by the Securities and Exchange Commission. In the absence of an active trading market, you may have difficulty buying and selling or obtaining market quotations; the market visibility for our Common Stock may be limited, and the lack of visibility for our Common Stock may have a depressive effect on the market price for our Common Stock.

The registration and potential sale by the selling stockholders of a significant number of shares could encourage short sales by third parties and could depress our Common Stock.

Because there is no public market for our Common Stock, there may be significant downward pressure on our stock price caused by the sale or potential sale of a significant number of shares pursuant to this prospectus, which could allow short sellers of our Common Stock an opportunity to take advantage of any decrease in the value of our Common Stock. The presence of short sellers in our Common Stock may further depress the price of our Common Stock. If the selling stockholders sell a significant number of shares of Common Stock, the market price of our Common Stock may decline. Furthermore, the sale or potential sale of the offered shares pursuant to the prospectus and the depressive effect of such sales or potential sales could make it difficult for us to raise funds from other sources.

If a market for our Common Stock develops, there is a significant risk that our stock price may fluctuate dramatically which could negatively impact your investment in our Common Stock.

Although there is no market for our Common Stock, if a market for our Common Stock develops, there is a significant risk that our stock price may fluctuate dramatically in the future in response to any of the following factors, some of which are beyond our control including:

 • variations in our quarterly operating results;

 • announcements that our revenue or income are below or that costs or losses are greater than analysts’ expectations;

 • general economic slowdowns;

 • sales of large blocks of our Common Stock;

 • announcements by us or our competitors of significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;

 • fluctuations in stock market prices and volumes;

 • concern by potential investors that the large number of shares of common stock which may be sold pursuant to this prospectus may have a downward effect upon the market price of the stock; and

 • the effect of sales pursuant to this prospectus on the trading volume of our Common Stock.

Dramatic fluctuations in the price of our Common Stock may make it difficult to sell our Common Stock.

Additional stock offerings may dilute current stockholders.

Given our plans and our expectation that we may need additional capital and personnel, we may need to issue additional shares of capital stock or securities convertible or exercisable for shares of capital stock, including preferred stock, options or warrants. The issuance of additional capital stock may dilute the ownership of our current stockholders.

The holder of our Series B Preferred Stock owns the majority of the voting power of our shareholders.

There are 2,000 shares of Series B Preferred Stock issued and outstanding, all of which are held by NewMarket Technology, Inc. The holders of the Series B Preferred Stock vote as one class with the holders of the Common Stock and own 51% of the voting power of the Company’s shareholders.  As a result, NewMarket Technology, Inc., as the holder of our outstanding Series B Preferred Stock, will have the ability to control all matters submitted to shareholders, and its interests may differ from those of other shareholders.

Our issuance of common stock upon conversion of the outstanding Series B Preferred Stock may depress the price of our common stock.

As of June  6, 2011, we have 5,189,401 shares of common stock and 2,000 shares of Series B Preferred Stock outstanding. The holders of Series B Preferred Stock have the right to convert their shares, subsequent to November 30, 2010, into such number of shares of Common Stock, equal to the number of shares of Series B Preferred Stock to be converted, multiplied by the Series B Issue Price of $1,000, divided by the Conversion Price. The Conversion Price is equal to the average of the volume weighted average price of the Common Stock for the five consecutive trading days prior to conversion. There is currently no market for the Common Stock. At an assumed Conversion Price of $0.10 (equal to the fixed price under this offering), the holders of the Series B Preferred Stock own 79.4% of our outstanding Common Stock on an as-converted basis . The issuance of shares of Common Stock upon conversion of the Series B Preferred Stock could result in substantial dilution to our stockholders, which may have a negative effect on the price of our Common Stock.

Because our Common Stock is not registered under the Exchange Act, we will not be subject to the federal proxy rules and our directors, executive offices and 10% beneficial holders will not be subject to Section 16 of the Exchange Act. In addition, our reporting obligations under Section 15(d) of the Exchange Act may be suspended automatically if we have fewer than 300 shareholders of record on the first day of our fiscal year.

Our Common Stock is not registered under the Securities Exchange Act of 1934, as amended, (the “Exchange Act”), and we do not intend to register our Common Stock under the Exchange Act for the foreseeable future (provided that, we will register our Common Stock under the Exchange Act if we have, after the last day of our fiscal year, more than 500 shareholders of record, in accordance with Section 12(g) of the Exchange Act). As a result, although, upon the effectiveness of the registration statement of which this prospectus forms a part, we will be required to file annual, quarterly, and current reports pursuant to Section 15(d) of the Exchange Act, as long as our Common Stock is not registered under the Exchange Act, we will not be subject to Section 14 of the Exchange Act, which, among other things, prohibits companies that have securities registered under the Exchange Act from soliciting proxies or consents from shareholders without furnishing to shareholders and filing with the Securities and Exchange Commission (“SEC”) a proxy statement and form of proxy complying with the proxy rules. In addition, so long as our Common Stock is not registered under the Exchange Act, our directors and executive officers and beneficial holders of 10% or more of our outstanding Common Stock will not be subject to Section 16 of the Exchange Act. Section 16(a) of the Exchange Act requires executive officers and directors, and persons who beneficially own more than 10% of a registered class of equity securities to file with the SEC initial statements of beneficial ownership, reports of changes in ownership and annual reports concerning their ownership of common shares and other equity securities, on Forms 3, 4 and 5 respectively. Such information about our directors, executive officers, and beneficial holders will only be available through this (and any subsequent) registration statement, and periodic reports we file thereafter.  Furthermore, so long as our Common Stock is not registered under the Exchange Act, our obligation to file reports under Section 15(d) of the Exchange Act will be automatically suspended if, on the first day of any fiscal year (other than a fiscal year in which a registration statement under the Securities Act has gone effective), we have fewer than 300 shareholders of record. This suspension is automatic and does not require any filing with the SEC. In such an event, we may cease providing periodic reports and current or periodic information, including operational and financial information, may not be available with respect to our results of operations.

We will incur significant costs to be a public company to ensure compliance with U.S. corporate governance and accounting requirements.

Following the effectiveness of the registration statement of which this prospectus forms a part, we will be subject to the reporting requirements of Section 15(d) of the Securities Exchange Act of 1934, as amended. We will incur significant costs associated with our public company reporting requirements, costs associated with corporate governance requirements, including requirements under the Sarbanes-Oxley Act of 2002 and other rules implemented by the Securities and Exchange Commission. We anticipate incurring approximately $55,000 in additional costs per year, relating primarily to accounting and legal fees, to maintain compliance. These costs may increase over time as our business grows and changes occur.

As a result of the continuously adjustable conversion price feature of our convertible debentures, our obligation to issue shares of common stock upon conversion of the debentures is limitless, which will cause dilution to our existing stockholders.

As of March 31, 2011, total indebtedness under our convertible debentures, including interest, is $2,558,260. The debentures are convertible at a conversion price equal to 50% of the closing bid price of the Common Stock on the date the Company receives notice of conversion. There is currently no market for our common stock. Our obligation to issue shares upon conversion of our convertible debentures is essentially limitless. The number of shares of common stock issuable upon conversion of our convertible debentures will increase if the market price of our stock declines, which will cause dilution to our existing stockholders.

The continuously adjustable conversion price feature of our convertible debentures may encourage investors to make short sales in our common stock, which could have a depressive effective on the price of our common stock, and make it more difficult for us to raise additional funds.

The downward pressure on the price of the common stock as holders of our convertible debentures convert and sell material amounts of common stock could encourage short sales by investors. Short sales by investors could place further downward pressure on the price of the common stock. The holders of our convertible debentures could sell common stock into the market in anticipation of covering the short sale by converting their securities, which could cause the further downward pressure on the stock price. In addition, not only the sale of shares issued upon conversion of convertible debentures, but also the mere perception that these sales could occur, may adversely affect the market price of the common stock. Downward pressure on the price of our common stock from consecutive conversions could result in the investors receiving payment on the debentures at successively lower conversion rates, thereby causing a successively greater dilution of our stockholders, and causing a downward spiraling effect on the price of our stock (a so-called "death spiral").  A lower price of our stock would make it more difficult for us to raise additional funds.

Our Common Stock will be subject to the “penny stock” rules of the SEC, which may make it more difficult for you to sell our common stock.

The Securities and Exchange Commission has adopted Rule 15g-9 which establishes the definition of a "penny stock," for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require:

•	that a broker or dealer approve a person's account for transactions in penny stocks; and
•	the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person's account for transactions in penny stocks, the broker or dealer must:

•	obtain financial information and investment experience objectives of the person; and
•
make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the Commission relating to the penny stock market, which, in highlight form:

•	sets forth the basis on which the broker or dealer made the suitability determination; and
•	that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

The regulations applicable to penny stocks may severely affect the market liquidity for your Common Stock and could limit your ability to sell your securities in the secondary market.

As an issuer of “penny stock”, the protection provided by the federal securities laws relating to forward looking statements does not apply to us.

Although federal securities laws provide a safe harbor for forward-looking statements made by a public company that files reports under the federal securities laws, this safe harbor is not available to issuers of penny stocks. As a result, we will not have the benefit of this safe harbor protection in the event of any legal action based upon a claim that the material provided by us contained a material misstatement of fact or was misleading in any material respect because of our failure to include any statements necessary to make the statements not misleading. Such an action could hurt our financial condition.

We have not paid dividends in the past and do not expect to pay dividends in the future. Any return on investment may be limited to the value of our Common Stock.

We have never paid cash dividends on our Common Stock and do not anticipate paying cash dividends in the foreseeable future. The payment of dividends on our Common Stock will depend on earnings, financial condition and other business and economic factors affecting the Company at such time as the board of directors may consider relevant. If we do not pay dividends, our Common Stock may be less valuable because a return on your investment will only occur if our stock price appreciates.

We have not yet assessed the effectiveness of our disclosure controls and procedures or our internal control over financing reporting. If we are unable to favorably assess the effectiveness of our disclosure controls or our internal control over financial reporting, our stock price could be adversely affected.

We have not yet assessed the effectiveness of our disclosure controls and procedures or our internal control over financial reporting. Following the effectiveness of the registration statement of which this prospectus forms a part, our management will be required to report on the effectiveness of our disclosure controls and procedures in each of our quarterly reports, and our internal control over financial reporting in each of our annual reports. Our management will need to provide a report on our internal control over financial reporting commencing with our first annual report after we have been required to file an annual report with the SEC pursuant to Section 13(a) or 15(d) of the Exchange Act for the prior fiscal year, which we anticipate will be our annual report for the year ended December 31, 2012. We may not be able to favorably assess the effectiveness of our disclosure controls and procedures or our internal control over financial reporting. If this occurs, investor confidence and our stock price could be adversely affected.

USE OF PROCEEDS

This prospectus relates to shares of our Common Stock that may be offered and sold from time to time by the selling stockholders. We will not receive any of the proceeds resulting from the sale of the shares held by the selling stockholders.

FORWARD-LOOKING STATEMENTS

Some of the statements contained in this prospectus that are not historical facts are "forward-looking statements" which can be identified by the use of terminology such as "estimates," "projects," "plans," "believes," "expects," "anticipates," "intends," or the negative or other variations, or by discussions of strategy that involve risks and uncertainties. We urge you to be cautious of the forward-looking statements, that such statements, which are contained in this prospectus, reflect our current beliefs with respect to future events and involve known and unknown risks, uncertainties and other factors affecting our operations, market growth, services, and products. No assurances can be given regarding the achievement of future results, as actual results may differ materially as a result of the risks we face, and actual events may differ from the assumptions underlying the statements that have been made regarding anticipated events. Factors that may cause actual results, our performance or achievements, or industry results, to differ materially from those contemplated by such forward-looking statements include without limitation:

•	lack of demand for our products;

•	competitive products and pricing;

•	competitive pressures in the information technology industry; and

•	general conditions in the economy and capital markets.

SELLING STOCKHOLDERS

The table below sets forth information concerning the resale of the shares of common stock by the selling stockholders. The selling stockholders obtained their share as follows:

John Bush purchased his shares in a private placement in November 2000 for a purchase price of $1.50 per share.

Thomas Duczynski purchased his shares in a private placement in November 2000 for a purchase price of $1.50 per share.

Robert Willet purchased his shares in a private placement in November 2000 for a purchase price of $1.50 per share.

Gordon Landies acquired his shares in January 2001, February 2001, and August 2001, in share exchanges for shares he owned in companies that were acquired by TuneIn.

Joseph W. and Patricia G. Abrams Family Trust acquired their shares in January 2001 in share exchanges for shares they owned in companies that were acquired by TuneIn.

Andrea Cataneo was issued her shares in August 2000 for legal services performed.

Ed Wampler was transferred the shares in November 2000 by the Company’s founder and chief executive officer James Tilton.

Charles Stuckey purchased his shares in November 2000 in a private placement for a purchase price of $1.50 per share.

Nathan Lafionatis purchased 1,334 shares in November 2000 in a private placement for a purchase price of $1.50 per share and acquired 2,764 shares in January 2001 in a share exchange for shares he owned in companies that were acquired by TuneIn.

Akiva Realty Associates purchased its shares in a private placement in February 2001 for a purchase price of $1.50 per share.

David and Batya Ordin purchased 16,667 shares in a private placement in November 2000 for a purchase price of $1.50 per share, acquired 9,214 shares in January 2001 in a share exchange for shares they owned in companies that were acquired by TuneIn, and purchased 10,000 shares in February 2001 in a private placement for a purchase price of $2.50 per share.

Dafna Gilboa purchased her shares in a private placement in February 2001.

Robert Koehler purchased 16,667 shares in a private placement in November 2000 for a purchase price of $1.50 per share, acquired 26,748 shares in January 2001 in a share exchange for shares he owned in companies that were acquired by TuneIn, and acquired 30,169 shares in August 2001 in a share exchange for shares he owned in companies that were acquired by TuneIn.

Charles Kagan purchased his shares in a private placement in November 2000 for a purchase price of $1.50 per share.

The Eight Family Trust purchased 33,334 shares in a private placement in November 2000 for a purchase price of $1.50 per share, and acquired 30,169 shares in August 2001 in a share exchange for shares he owned in companies that were acquired by TuneIn.

David Seifert purchased his shares in a private placement in November 2000 for a purchase price of $1.50 per share.

Loretta Stagnitto purchased 16,667 shares in a private placement in November 2000 for a purchase price of $1.50 per share, acquired 5,528 shares in January 2001 in a share exchange for shares she owned in companies that were acquired by TuneIn, and acquired 34,286 shares in August 2001 in a share exchange for shares she owned in companies that were acquired by TuneIn.

Paul Meinert purchased his shares in a private placement in November 2000 for a purchase price of $1.50 per share.

Villanueva Living Trust purchased 16,667 shares in a private placement in November 2000 for a purchase price of $1.50 per share and acquired 10,000 shares in February 2001 in a share exchange for share it owned in companies that were acquired by TuneIn.

John Bush purchased his shares in a private placement in November 2000 for a purchase price of $1.50 per share.

Maybelle Marr Bush purchased her shares in a private placement in November 2000 for a purchase price of $1.50 per share.

Gregg W. Cully purchased his shares in a private placement in November 2000 for a purchase price of $1.50 per share.

Debra Mastroianni purchased her shares in a private placement in November 2000 for a purchase price of $1.50 per share.

Jordan Rush purchased 1,334 shares in a private placement in November 2000 for a purchase price of $1.50 per share, and acquired 2,764 shares in January 2001 in a share exchange for shares he owned in companies that were acquired by TuneIn.

Paul Jakab purchased 16,667 shares in a private placement in November 2000 for a purchase price of $1.50 per share, acquired 4,505 shares in January 2001 in a share exchange for shares he owned in companies that were acquired by TuneIn, and acquired 41,933 shares in August 2001 in a share exchange for shares he owned in companies that were acquired by TuneIn.

The Pembridge Capital Establishment purchased its shares in a private placement in November 2000.

We will not receive any proceeds from the resale of the common stock by the selling stockholders. None of the selling stockholders is a broker-dealer or an affiliate of a broker-dealer or an affiliate of a broker-dealer.

The following table also sets forth the name of each person who is offering the resale of shares of common stock by this prospectus, the number of shares of common stock beneficially owned by each person, the number of shares of common stock that may be sold in this offering and the number of shares of common stock each person will own after the offering, assuming they sell all of the shares offered. Except as indicated below, the selling stockholders have not held any position or office or had any other material relationship with us or any of our predecessors or affiliates within the past three years.

Name of Selling Stockholder	Number of Share of Common Stock Beneficially Owned Prior to Offering	Number of Shares of Common Stock Being Offered	Number of Shares of Common Stock Beneficially Owned After the Offering	Percentage of Ownership After the Offering
Joseph W. and Patricia G. Abrams Family Trust DTD 3/15/95	111,106	111,106	0	0%
John Bush	50,000	50,000	0	0%
Andrea Cataneo (3)	20,000	20,000	0	0%
Gordon Landies	613,117	613,117	0	0%
Thomas Duszynski	16,667	16,667	0	0%
Ed Wampler	16,667	16,667	0	0%
Robert M. Willet	33,334	33,334	0	0%
Charles H. Stuckey	16,667	16,667	0	0%
Nathan Lafionatis	4,098	4,098	0	0%
Akiva Royalty Associates (4)	10,000	10,000	0	0%
Dafna Gilboa	10,000	10,000	0	0%
David and Batya Ordin	35,881	35,881	0	0%
Robert Kohler	73,584	73,584	0	0%
Charles Kagan	16,667	16,667	0	0%
The Eight Family Trust (5)	63,503	63,503	0	0%
David Seifert	3,334	3,334	0	0%
Loretta Stagnitto	56,481	56,481	0	0%
Paul Meinert	33,334	33,334	0	0%
Villanueva Living Trust (6)	26,667	26,667	0	0%
John Bush	50,000	50,000	0	0%
Maybelle Marr Bush	16,667	16,667	0	0%
Gregg W. Cully	33,334	33,334	0	0%
Debra Mastroianni	1,667	1,667	0	0%
Jordan Rush	4,098	4,098	0	0%
Paul Jakab	63,105	63,105	0	0%
The Pembridge Capital Establishment (7)	20,000	20,000	0	0%

(1) Applicable percentage ownership is based on 5,189,401 shares of common stock outstanding as of July 22, 2011 , together with securities exercisable or convertible into shares of common stock within 60 days of  July 22, 2011  for each stockholder. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock that are currently exercisable or exercisable within 60 days of  July 22, 2011  are deemed to be beneficially owned by the person holding such securities for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

(2) Assumes all shares offered hereby are sold.

(3) Andrea Cataneo provides legal services to the Company.

(4) Bernard Teichman has voting and dispositive powers over the securities of the Company owned by the selling stockholder.

(5) Walter Bilofsky has voting and dispositive powers over the securities of the Company owned by the selling stockholder.

(6) Daniel Villanueva has voting and dispositive powers over the securities of the Company owned by the selling stockholder.

(7) Hanspeter Negele has voting and dispositive powers over the securities of the Company owned by the selling stockholder.

PLAN OF DISTRIBUTION

No market currently exists for our shares.  The price reflected in this prospectus of $0.10 per share is the initial offering price of the shares of common stock upon the effectiveness of the registration statement of which this prospectus forms a part.  The selling stockholders may, from time to time, sell any or all of their shares of common stock covered by this prospectus in private transactions at a price of $0.10 per share or on any stock exchange, market or trading facility on which the shares may then be traded. If our shares are quoted on the Over-the-Counter Bulletin Board ("OTCBB"), the selling stockholders may sell any or all of their shares at prevailing market prices or privately negotiated prices. The term "selling stockholders" includes donees, pledgees, transferees or other successors-in-interest selling shares received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other non-sale related transfer. We will pay the expense incurred to register the shares being offered by the selling stockholders for resale, but the selling stockholders will pay any underwriting discounts and brokerage commissions associated with these sales. The selling stockholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•	privately negotiated transactions; and
•	a combination of any such methods of sale.

The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus. The selling stockholder shall have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if they deem the purchase price to be unsatisfactory at any particular time.

The selling stockholders or their pledgees, donees, transferees or other successors in interest, may also sell the shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholder and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal or both, which compensation as to a particular broker-dealer might be in excess of customary commissions. Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that a selling stockholder will attempt to sell shares of common stock in block transactions to market makers or other purchasers at a price per share which may be below the then market price. The selling stockholders cannot assure that all or any of the shares offered in this prospectus will be sold by the selling stockholders. The selling stockholders and any brokers, dealers or agents, upon effecting the sale of any of the shares offered in this prospectus, may be deemed to be "underwriters" as that term is defined under the Securities Act of 1933, as amended (the “Securities Act”), or the Securities Exchange Act of 1934, as amended, or the rules and regulations under such acts. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

The $0.10 per share offering price of the shares of common stock being sold under this prospectus has been arbitrarily set. The price does not bear any relationship to our assets, book value, earnings or net worth and it is not an indication of actual value. Additionally, the offering price of our shares is higher than the price paid by our founders, and exceeds the per share value of our net tangible assets. Therefore, if you purchase shares in this offering, you will experience immediate and substantial dilution. You may also suffer additional dilution in the future from the sale of additional shares of common stock or other securities, if the need for additional financing forces us to make such sales. Investors should be aware of the risk of judging the real or potential future market value, if any, of our common stock by comparison to the offering price.

We are required to pay all fees and expenses incident to the registration of the shares but excluding brokerage commissions or underwriter discounts.

The selling stockholders, alternatively, may sell all or any part of the shares offered in this prospectus through an underwriter. No selling stockholder has entered into any agreement with a prospective underwriter and there is no assurance that any such agreement will be entered into.

The selling stockholders may pledge their shares to their brokers under the margin provisions of customer agreements. If a selling stockholder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares. The selling stockholders and any other persons participating in the sale or distribution of the shares will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations under such act, including, without limitation, Regulation M.  We have informed the selling stockholders that, during such time as they may be engaged in a distribution of any of the shares we are registering with the U.S. Securities Exchange Commission, they are required to comply with Regulation M.  In general, Regulation M precludes the selling stockholders, any affiliated purchasers, and any broker-dealer or other person who participates in a distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase, any security which is the subject of the distribution until the entire distribution is complete.  Regulation M defines a “distribution” as an offering of securities that is distinguished from ordinary trading activities by the magnitude of the offering and the presence of special selling efforts and selling methods.  Regulation M also defines a “distribution participant” as an underwriter, prospective underwriter, broker, dealer, or other person who has agreed to participate or who is participating in a distribution.

             If the selling stockholder notifies us that it has a material arrangement with a broker-dealer for the resale of the common stock, then we would be required to amend the registration statement of which this prospectus is a part, and file a prospectus supplement to describe the agreements between the selling stockholder and the broker-dealer.

Penny Stock

 The SEC has adopted Rule 15g-9 which establishes the definition of a "penny stock," for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require:

•	that a broker or dealer approve a person's account for transactions in penny stocks; and
•	the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

 In order to approve a person's account for transactions in penny stocks, the broker or dealer must:

•	obtain financial information and investment experience objectives of the person; and
•
make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

 The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the Commission relating to the penny stock market, which, in highlight form:

• sets forth the basis on which the broker or dealer made the suitability determination; and
• that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

 Generally, brokers may be less willing to execute transactions in securities subject to the "penny stock" rules. This may make it more difficult for investors to dispose of our common stock and cause a decline in the market value of our stock.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stock.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

There is no market for our Common Stock.

As of July 22 2011 ,there were 5,189,401 shares of Common Stock issued and outstanding. As of July 22, 2011 , there were approximately 146 holders of record of our common stock.

As of the date of this prospectus: (i) 0 shares of Common Stock are subject to outstanding options or warrants to purchase, or securities convertible into, Common Stock (we have outstanding convertible debentures, which are convertible into Common Stock at a conversion price based on the market price of our Common Stock, but there is currently not market for our Common Stock); (ii) 5,189,141 shares of Common Stock can be sold pursuant to Rule 144 under the Securities Act of 1933, as amended, and (iii) 0 shares of Common Stock are being, or have been publicly proposed to be, publicly offered by the Company.

Dividends

We have not declared any cash dividends on our common stock since inception and do not anticipate paying such dividends in the foreseeable future. We plan to retain any future earnings for use in our business operations. Any decisions as to future payment of cash dividends will depend on our earnings and financial position and such other factors as the Board of Directors deems relevant.

Equity Compensation Plan Information

We do not have any equity compensation plan.

DESCRIPTION OF BUSINESS

Background

SEA-Tiger, Inc. (the “Company”) was formed in Nevada under the name “Internet Opportunities, Inc.” on January 6, 1999. On July 25, 2000, the Company merged with and into On-Line Mom, Inc., a Delaware corporation formed on May 10, 2000, and the name of the Company was changed to Technology Capital Group, Inc. On January 9, 2001, the Company changed its name to TuneIn Media, Inc. From its formation in 1999 to 2002, the Company was engaged in the business of investing in early stage internet and technology properties. In 2002, the Company sold or discontinued its operations, and from 2002 until the acquisition of Infotel in February 2010 (discussed below) the Company was not engaged in any active business.

On February 11, 2010, pursuant to a stock purchase agreement between the Company and NewMarket Technology, Inc. (“NewMarket”), the Company acquired from NewMarket all of the outstanding capital of Infotel Technologies (PTE) Ltd. (“Infotel”), such that Infotel became a wholly-owned subsidiary of the Company, and the Company issued to NewMarket 2,000 shares of Series B Preferred Stock. As the holder of the Series B Preferred Stock, NewMarket owns 51% of the voting power of the Company’s shareholders.

The acquisition of Infotel was treated as a recapitalization, and the business of Infotel became the business of the Company.  At the time of the recapitalization, the Company was not engaged in any active business.

The accounting rules for recapitalizations require that beginning February 11, 2010, the date of the recapitalization, our balance sheet includes the assets and liabilities of Infotel, and our equity accounts were recapitalized to reflect the net equity of Infotel. The financial conditions and results of operations for the periods prior to February 11, 2010 reflect the financial condition and operating results of Infotel.

Infotel is a Singapore corporation formed in 1984. Infotel was acquired by NewMarket in 2003. Infotel is an information technology company that sells a range of information technology related products and services in Singapore to government and commercial customers, specializing in the installation, customization and maintenance of communication hardware and software
References in this prospectus, and the registration statement of which it forms a part, to “we,” “us,” “our” and similar words refer to the Company and its wholly-owned subsidiary, Infotel, unless the context indicates otherwise, and, prior to the effectiveness of the reverse acquisition, these terms refer to Infotel. References to “TuneIn” relate to the Company prior to the reverse acquisition.

In connection with the recapitalization, on March 15, 2010, the Company amended its certificate of incorporation to (i) change its name to SEA -Tiger, Inc., (ii) increase its authorized number of shares of Common Stock from 200,000,000 to 2,500,000,000, and (iii) effect a 1-for 10 reverse split of its Common Stock. All share amounts in this prospectus and the registration statement of which it forms a part have been retroactively adjusted for the reverse split unless otherwise indicated.

Corporate Structure

As noted above, NewMarket owns 2,000 shares of Series B Preferred Stock of the Company, which provides NewMarket with 51% of the voting power of the Company’s shareholders. The Series B Preferred Stock is convertible into such number of shares of Common Stock, equal to the number of shares of Series B Preferred Stock to be converted, multiplied by the Series B Issue Price of $1,000, divided by the Conversion Price. The Conversion Price is equal to the average of the volume weighted average price of the Common Stock for the five consecutive trading days prior to conversion. There is currently no market for the Common Stock. At an assumed Conversion Price of $0.10 (equal to the fixed price under this offering). NewMarket owns 79.4% of our common stock on an as-converted basis. The Company in turns owns 100% of the outstanding capital stock of Infotel. Accordingly, our corporate structure is as follows:

NewMarket
51% Voting Power 79.4% Economic Interest
SEA-Tiger
100% Voting Power and Economic Interest
Infotel

Products and Services

Currently, our largest source of revenue is derived by acting as a reseller of Andrew Telecommunication Systems (S) Pte. Ltd (“Andrew”) high end cables, wave guides, antennas for the RF and microwave cabling markets. This product line consists of primarily passive transmission devices for the wireless infrastructure market including base station and microwave antennas and coaxial cable and connectors.

Base station antennas are a critical component of wireless infrastructure. This equipment captures wireless signals from users’ handsets, delivers the radio frequency (RF) signal from the base station radio back to the handset and sends signals to operators’ base stations. The base station antenna transmits and receives this wireless signal with a series of passive radiating elements that are designed to maximize efficiency in the frequency bands available to wireless operators. Cable products include coaxial cables, fiber optic cables, twisted pair cables, connectors, cable assemblies and accessories.

In addition, although, as noted above, we have not sold any systems integration services for the past 3 years,  we continue to offer such services and are also seeking to acquire a systems integration company (we have no current arrangements or agreements for any specific acquisitions). A systems integrator (SI) is an individual or business that builds computing systems for clients by combining hardware and software products from multiple vendors. Using a systems integrator, a company can align cheaper, pre-configured components and off-the-shelf software to meet key business goals, as opposed to more expensive, customized implementations that may require original programming or manufacture of unique components. Creation of these information systems may include designing or building a customized architecture or application, integrating it with new or existing hardware, packaged and custom software, and communications infrastructure. Some systems integrators working in specialized areas, like SAP or ERP installations or upgrades, may offer more customization for specific applications. Systems integration has traditionally been a crucial specialty in the defense contracting industry. Proprietary, closed systems needs to be upgraded or, as is often the case, legacy hardware or software.

The growth of data and mobile applications has led to the need for a more flexible information technology market. Operators, with their margins squeezed, are faced with whether to take a bigger slice of their action by acquiring greater integration skills, or opt to make deals with a range of partners to provide customized solutions for businesses.

The onward march of global business and converging technologies is challenging some established telecoms business practices. As the scope of data and voice services grows, telecoms companies increasingly need to acquire a range of different business skills to meet customers' expectations.

The market for information technology solutions is becoming more competitive as the traditional outsourcers make their move into the business. This benefits buyers of IT services, as these new entrants and more traditional integrators have increased their focus on outcomes and client satisfaction to ensure that their business continues to grow. The service normalization and downward rate pressure have brought systems integration offerings to the reach of companies that haven't used such services in the past.

Our principal  products and services include:

•
High end cables, wave guides, antennas for the RF and microwave cabling markets.  The customer base includes Telcos, Marine and Satellite Communications System Integrators.  The market in developing countries such as India and China is growing as infrastructure is being developed on a large scales in these countries.  In Singapore, the markets are mainly Marine communications and the maintenance and expansion of current systems.

•
Subscription based services which provide users access to internet and e-mail services through dial up, wired and WIFI broadband and 3G networks.  Subscriptions are company based and the client company assigns its own users.  The market for this product is very competitive and shrinking due to the availability of internet access provided by hotels and use of prepaid cards.

•	Maintenance of communication and security related systems integration systems. We place bids for government contracts to provide such services.

Competition

The Singapore information technology industry is highly competitive and varied. Many of our existing and potential competitors have financial, personnel, marketing, customer bases and other financial resources significantly greater than ours. Our primary competitors include Singapore Technologies, NCS, Amplus, and Strattech.  These competitors have the flexibility to introduce new service and pricing options that may be more attractive to our existing and potential customers. As a result, these competitors have greater growth and profit potential than we do.

We believe that, relative to our competitors, we have a simple management and administrative structure, and hence lower fixed costs. We seek to compete by utilizing our lower fixed costs to offer lower prices than our competitors.

Our business sectors can be divided into 2 categories:

1.
System Integrator and maintenance contractor: We are a system integrator and maintenance contractor of communication and security projects (as noted above, although we have in the past sold systems integrations services are currently offering such services, we have not sold any systems integration services during the past 3 years).  Our competitors are mostly big and Government linked companies (GLC).  Our competitive positive has been adversely affected by the termination of our sole distributorship relationship with R&S.  R&S is a key supplier of communication and testing and measurement instruments products.  R&S terminated our contract in 2004 and set up an office in Singapore to participate in bidding of tenders directly.  Economic conditions also caused deteriorated in our competitiveness by causing the GLCs to offer lower prices.

2.	Product and Value Added Service Reseller:
a.
Ipass Services – We are a reseller of Ipass subscription based services which provide users internationally access to internet and e-mail services through dial up, wired and WIFI broadband and 3G network, as discussed above. The market is very competitive and shrinking due to the availability of internet access provided by hotels use of prepaid cards.

b.
Andrews Products – We are a reseller of Andrews high end cables, wave guides, antennas for the RF and microwave cabling markets, as discussed above.  The customer base includes Telcos, Marine and Satellite Communications System Integrators.  The market in developing countries such as India and China is growing as infrastructure is being developed on a large scales in these countries.  In Singapore, the markets are mainly Marine communications and the maintenance and expansion of current systems.

Suppliers

Our principal suppliers are Andrew and iPass. Collectively Andrew and iPass accounted for approximately $401,877, or 90.7%, of purchases in 2010, and $958,956, or 77.6% of purchases in 2009.

We have a supplier/reseller agreement with Andrew (discussed below under “Dependence on one or a few customers”), pursuant to which we act a reseller of high end cables, wave guides, antennas for the RF and microwave cabling markets, as discussed above. Our agreement with Andrew renews annually upon the mutual written consent of the parties.

We have a supplier/reseller agreement with iPass (discussed below under “Dependence on one or a few customers”), pursuant to which we act as reseller of subscription based services which provide users access to internet and e-mail services, as discussed above. Our agreement with iPass renews annually upon the mutual written consent of the parties.

Our remaining suppliers supply subsystems to allow us to put together a system solution to meet the requirement of a bid to a potential customer.  We purchase the needed subsystems from each supplier and put together a system (install, commission, system acceptance and training) to deliver to the customer if we win the bid.  We also purchase from these suppliers when customers require replacement of subsystems in existing systems. We are not party to material agreements with any of these suppliers.

These suppliers can be grouped into 3 categories:

1.	CAE, Codan, M/A Com, L&S Radio Com, Microwave Radio Corp, Raytheon Systems, Nokia: these suppliers provide Radar systems, microwave systems, Transmitters and Antennas.
2.	Cisco, Sitara Networks: these suppliers provide the networking and IT equipment to provide connectivity in a project.
3.	Managed Vanguard, RSA Security: these suppliers provide security systems to support our projects.

We are not party to material agreements with any of these suppliers.

Dependence on one or a few customers

In 2010, the CAAS (Civil Aviation Authority of  Singapore) accounted for approximately 40% of our sales. We do not have a long-term agreement with CAAS.

We are one of the pre-qualified vendors which receives invitations to make a bid for all CAAS tenders.  CAAS is a Statutory Board under the Ministry of Transport in Singapore responsible for the operation of the airport and related services.  All our projects with CAAS were the result of winning specific CAAS tenders.  We were party to a contract with the CAAS for maintenance services of the VHMS (Vessel Height Measurement System, which is a system used by the airport to ensure vessels passing the channel do no exceed height limitations) system.  This contract expired on March 31, 2011.  The contract value was approximately S$250,000 (US $195,000) per year in sales.  We were party to an additional contract which expired in March 2010, for the provision of operation services for the FRC (Fault Reporting Centre) at SATCC (Singapore Air Traffic Control Centre).  The value of this contract was about S$700,000 (US $548,000) per year in sales.

In 2010, customers of Andrew Telecommunication Systems (S) Pte. Ltd (“Andrew”) accounted for approximately 30% of our sales, and customers of iPass accounted for approximately 20% of our sales.

We are party to a supplier/reseller agreement with Andrew, dated November 18, 2004, pursuant to which we agreed to buy, and Andrew agreed to sell, certain Andrew commercial products, at a purchase price determined by reference to the Andrew standard Price List, less the applicable discount rate, or, with respect to non-standard products, at prices quoted in writing by Andrew, in accordance with written purchase orders provided by the Company and accepted by Andrew. The agreement had an initial one year term and is renewable annually upon mutual written consent, and may be terminated by either party upon 60 days written notice, or immediately for cause as defined in the agreement.

We are party to a supplier/reseller agreement with iPass, dated October 24, 2002. Under this agreement, iPass appointed us as a nonexclusive reseller of its proprietary remove Internet access service, under a pricing schedule set forth therein. The agreement has an initial term of two years, is renewable annually upon mutual written consent and may be terminated by either party for material breach that continues for 60 days (or 10 days in the case of a failure to pay fees), or upon 30 days written notice by iPass.

Intellectual Property

We do not own any intellectual property.

Regulatory Matters

We are currently not subject to any government regulations that have a material effect on our operations. Additionally, we are not aware of any pending legislation or regulations that would have a material effect on our operations.

Environmental

Our business is not subject to any material costs or other effects as a result of compliance with environmental laws.

Research and Development

In 2010 and 2009, we did not spend any money on research and development.

Employees

We currently have 9 employees, all of whom are full-time.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

FORWARD-LOOKING STATEMENTS

Some of the statements contained in this prospectus that are not historical facts are "forward-looking statements" which can be identified by the use of terminology such as "estimates," "projects," "plans," "believes," "expects," "anticipates," "intends," or the negative or other variations, or by discussions of strategy that involve risks and uncertainties. We urge you to be cautious of the forward-looking statements, that such statements, which are contained in this prospectus, reflect our current beliefs with respect to future events and involve known and unknown risks, uncertainties and other factors affecting our operations, market growth, services, and products. No assurances can be given regarding the achievement of future results, as actual results may differ materially as a result of the risks we face, and actual events may differ from the assumptions underlying the statements that have been made regarding anticipated events. Factors that may cause actual results, our performance or achievements, or industry results, to differ materially from those contemplated by such forward-looking statements include without limitation:

•	lack of demand for our products;

•	competitive products and pricing;

•	competitive pressures in the information technology industry; and

•	general conditions in the economy and capital markets.

Overview

We were formed in Nevada under the name “Internet Opportunities, Inc.” on January 6, 1999. On July 25, 2000, we merged with and into On-Line Mom, Inc., a Delaware corporation formed on May 10, 2000, and the name of the Company was changed to Technology Capital Group, Inc. On January 9, 2001, we changed our name to TuneIn Media, Inc. From our formation in 1999 to 2002, we were engaged in the business of investing in early stage internet and technology properties. In 2002, we sold or discontinued operations, and from 2002 until the acquisition of Infotel in February 2010 (discussed below) we were not engaged in any active business.

SEA-Tiger, Inc. is the parent company of Infotel Technologies (PTE) Ltd. (“Infotel”), a Singapore-based information technology company formed in 1984. We sell a range of information technology related products and services to government and commercial customers, specializing in the installation, customization and maintenance of communication hardware and software. We have been designated as a "Panel Contractor" of CAAS. This designation means that the Company is eligible to bid on CAAS contracts. We have been party to a number of long-term contracts with a variety of government agencies, including CAAS. However, some of these contracts are not being renewed at the end of their term. Management is currently implementing plans to replace these government contracts with contracts with entities in the private sector. There is no assurance we will success in entering into contracts with entities in the private sector. Our remaining maintenance contracts expire in 2011, and if we cannot renew remaining maintenance contracts or enter into new systems integration or maintenance contracts in 2011, we anticipate revenue to decline by approximately $220,000. We also anticipate a decline in our product sales in 2011 by approximately $180,000 if we are unable to expand our product lines and related customer base.

Critical Accounting Policies

In presenting our financial statements in conformity with accounting principles generally accepted in the United States, we are required to make certain estimates and assumptions that affect the amounts reported therein.  Several of the estimates and assumptions we are required to make relate to matters that are inherently uncertain as they pertain to future events.  However, events that are outside of our control cannot be predicted and, as such, they cannot be contemplated in evaluating such estimates and assumptions.  If there is a significant unfavorable change to current conditions, it will likely result in a material adverse impact to our consolidated results of operations, financial position and liquidity. We believe that the estimates and assumptions we used when preparing our financial statements were the most appropriate at that time.  Presented below are those accounting policies that we believe require subjective and complex judgments that could potentially affect reported results.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could materially differ from those estimates, upon which the carrying values were based.

Areas that require estimates and assumptions include valuation of accounts receivable and inventory, determination of useful lives of equipment, and estimation of certain liabilities.

Fair Value Measurements

For certain financial instruments, including accounts receivable, advances and other receivables, accounts payable and accrued expenses, interest payable and convertible notes payable, the carrying amounts approximate fair value due to their relatively short maturities.

On January 1, 2008, the Company adopted ASC 820-10, “Fair Value Measurements and Disclosures.” ASC 820-10 defines fair value, and establishes a three-level valuation hierarchy for disclosures of fair value measurement that enhances disclosure requirements for fair value measures. The carrying amounts reported in the consolidated balance sheets for receivables and current liabilities each qualify as financial instruments and are a reasonable estimate of their fair values because of the short period of time between the origination of such instruments and their expected realization and their current market rate of interest. The three levels of valuation hierarchy are defined as follows:

•	Level 1 inputs to the valuation methodology are quoted prices for identical assets or liabilities in active markets.

•
Level 2 inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.

•	Level 3 inputs to the valuation methodology are unobservable and significant to the fair value measurement.

At March 31, 2011 and December 31, 2010, we did not identify assets or liabilities that are required to be presented on the balance sheet at fair value.

Long-Lived Assets

We follow ASC 360-10, “Property, Plant, and Equipment,” which established a “primary asset” approach to determine the cash flow estimation period for a group of assets and liabilities that represents the unit of accounting for a long-lived asset to be held and used. Long-lived assets to be held and used are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The carrying amount of a long-lived asset is not recoverable if it exceeds the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the asset. Long-lived assets to be disposed of are reported at the lower of carrying amount or fair value less cost to sell. Through March 31, 2011, we had not experienced impairment losses on our long-lived assets.

Equipment

Equipment is stated at cost and depreciated over its estimated useful life, using the straight-line method, generally three, five or seven years.  Upon sale or retirement, the costs and related accumulated depreciation are eliminated from their respective accounts, and the resulting gain or loss is included in the results of operations.  Repairs and maintenance charges, which do not increase the useful lives of the assets, are charged to operations as incurred.

Recent Accounting Pronouncements

In October 2009, the FASB issued Accounting Standards Update (ASU) No. 2009-13, “Multiple-Deliverable Revenue Arrangements.” This ASU establishes the accounting and reporting guidance for arrangements including multiple revenue-generating activities. This ASU provides amendments to the criteria for separating deliverables, measuring and allocating arrangement consideration to one or more units of accounting. The amendments in this ASU also establish a selling price hierarchy for determining the selling price of a deliverable. Significantly enhanced disclosures are also required to provide information about a vendor’s multiple-deliverable revenue arrangements, including information about the nature and terms, significant deliverables, and its performance within arrangements. The amendments also require providing information about the significant judgments made and changes to those judgments and about how the application of the relative selling-price method affects the timing or amount of revenue recognition. The amendments in this ASU are effective prospectively for revenue arrangements entered into or materially modified in the fiscal years beginning on or after June 15, 2010. Early application is permitted. The adoption of this new ASU is not expected to have a material impact on our results of operations or financial condition.

In October 2009, the FASB issued an ASU regarding accounting for own-share lending arrangements in contemplation of convertible debt issuance or other financing. This ASU requires that, at the date of issuance of the shares in a share-lending arrangement entered into in contemplation of a convertible debt offering or other financing, the shares issued shall be measured at fair value and be recognized as an issuance cost, with an offset to additional paid-in capital. Further, loaned shares are excluded from basic and diluted earnings per share unless default of the share-lending arrangement occurs, at which time the loaned shares would be included in the basic and diluted earnings-per-share calculation. This ASU is effective for fiscal years beginning on or after December 15, 2009, and interim periods within those fiscal years for arrangements outstanding as of the beginning of those fiscal years. The adoption of this ASU is not expected to have a material impact on our results of operations or financial condition.

In January 2010, FASB issued ASU No. 2010-01, “Accounting for Distributions to Shareholders with Components of Stock and Cash.” The amendments in this ASU clarify that the stock portion of a distribution to shareholders that allows them to elect to receive cash or stock with a potential limitation on the total amount of cash that all shareholders can elect to receive in the aggregate is considered a share issuance that is reflected in earnings per share prospectively and is not a stock dividend for purposes of applying Topics 505 and 260 (Equity and Earnings Per Share). The amendments in this ASU are effective for interim and annual periods ending on or after December 15, 2009, and should be applied on a retrospective basis. The adoption of this ASU did not have a material impact on our consolidated financial statements.

In January 2010, FASB issued ASU No. 2010-06, “Improving Disclosures about Fair Value Measurements”. This update provides amendments to Subtopic 820-10 that requires new disclosure as follows:

1)
Transfers in and out of Levels 1 and 2. A reporting entity should disclose separately the amounts of significant transfers in and out of Level 1 and Level 2 fair value measurements and describe the reasons for the transfers.

2)
Activity in Level 3 fair value measurements. In the reconciliation for fair value measurements using significant unobservable inputs (Level 3), a reporting entity should present separately information about purchases, sales, issuances, and settlements (that is, on a gross basis rather than as one net number).

This update provides amendments to Subtopic 820-10 that clarifies existing disclosures as follows:

1)
Level of disaggregation. A reporting entity should provide fair value measurement disclosures for each class of assets and liabilities. A class is often a subset of assets or liabilities within a line item in the statement of financial position. A reporting entity needs to use judgment in determining the appropriate classes of assets and liabilities.

2)
Disclosures about inputs and valuation techniques. A reporting entity should provide disclosures about the valuation techniques and inputs used to measure fair value for both recurring and nonrecurring fair value measurements. Those disclosures are required for fair value measurements that fall in either Level 2 or Level 3.

The new disclosures and clarifications of existing disclosures are effective for interim and annual reporting periods beginning after December 15, 2009, except for the disclosures about purchases, sales, issuances, and settlements in the roll forward of activity in Level 3 fair value measurements. Those disclosures are effective for fiscal years beginning after December 15, 2010, and for interim periods within those fiscal years. The adoption of these provisions has not and is not expected to have a material impact on our financial statements.

In February 2010, the FASB issued ASU 2010-09, Subsequent Events (Topic 855): Amendments to Certain Recognition and Disclosure Requirements. This amendment addresses both the interaction of the requirements of this Topic with the SEC’s reporting requirements and the intended breadth of the reissuance disclosure provision related to subsequent events (paragraph 855-10-50-4). All of the amendments in this ASU are effective upon issuance of the final ASU, except for the use of the issued date for conduit debt obligors. That amendment is effective for interim or annual periods ending after June 15, 2010. The adoption of this ASU did not have a material impact on our financial statements.

In May 2010, the FASB issued ASU 2010-19, “Foreign Currency (Topic 830): Foreign Currency Issues: Multiple Foreign Currency Exchange Rates”. The amendments in this ASU are effective as of the announcement date of March 18, 2010. The adoption of this ASU did not have a material effect on our financial position, results of operations or cash flows.

Results of Operations for the Three Months Ended March 31, 2011 and 2010

	Three Months Ended March 31,		Three Months Ended March 31,
	2011		2010
		% of		% of
	Amount	Revenue	Amount	Revenue
Net Revenue	$455,288	100.0%	$400,255	100.0%
Cost of Revenue	324,705	71.3%	89,829	22.4%
Gross profit	130,583	28.7%	310,426	77.6%
General and administrative expense	217,329	47.7%	354,226	88.5%
Non-operating income (expense)	(47,908)	-10.5%	(74,876)	-18.7%
Net income (loss)	$(134,654)	-29.6%	$(118,676)	-29.7%

Net Revenue – Net revenue for the three months ended March 31, 2011 and 2010 was $455,288 and $400,255, respectively, which represents an increase of $55,033, or 14%. The increase is attributable to an increase in the number of contracts from the private sector over the same period in 2010.

Cost of Revenue – Cost of revenue for the three months ended March 31, 2011 and 2010 was $324,705 and $89,829, respectively, which represents an increase of $234,876, or 261%. The increase is attributable to the Company entering into contracts with a new private sector customer in the first quarter of 2011, which had relatively greater costs of revenues compared to the contracts with public sector customers which the Company was party to in the first quarter of 2010, which had expired by the first quarter of 2011. Gross profit decreased from 77.6% for the three months ended March 31, 2010 to 28.7% for the three months ended March 31, 2011, for a decrease of 63%. The reason for the decrease in gross profit is due to the contracts with the new private sector customer which the Company entered into in the first quarter of 2011 providing lower margins than the contracts with the public sector customers which the Company was party to in the first quarter of 2010 which had expired by the first quarter of 2011.

General and Administrative Expense – General and administrative expense for the three months ended March 31, 2011 and 2010 was $217,329 and $354,226, respectively, which represents a decrease of $136,897, or 39%. The reason for this change is that our work force was reduced over the same period in 2010, reducing our salary and wage expenses.

Non-operating Income (Expense) – Non-operating (expense) for the three months ended March 31, 2011 and 201 was ($47,908) and ($74,876), respectively, which represents a decrease in the expense of $26,968, or 36%. The primary reason for the decrease relates to $51,295 in interest expense for the three months ended March 31, 2011 compared with $81,291 for the same period in 2010, a foreign exchange loss of $12,622 for the three months ended March 31, 2011 compared to $0 for the same period in 2010, and other income of $15,965 for the three months ended March 31, 2011 compared with an other (expense) of ($100) for the same period in 2010. Interest expense decreased during 2011 as a result of the Company’s issued less convertible debt and incurring a lower debt discount amortization expense over the same period in 2010.

Net (loss) – Net (loss) for the three months ended March 31, 2011 and 2010 was ($134,654) and ($122,702), respectively, which represents an increase in the net loss of $15,978, or 13%. The primary reason for the increase in net (loss) during the three months ended March 31, 2011 is the result of a decline in our gross profit.

Results of Operations for the Years Ended December 31, 2010 and 2009
	Year Ended December 31,		Year Ended December 31,
	2010		2009
		% of		% of
	Amount	Revenue	Amount	Revenue
Net Revenue	$1,047,247	100.0%	$2,047,023	100.0%
Cost of Revenue	527,804	50.4%	986,326	48.2%
Gross profit	519,443	49.6%	1,060,697	51.8%
General and administrative expense	802,999	76.7%	1,038,766	50.7%
Non-operating income (expense)	(428,878)	-41.0%	63,656	3.1%
Net income (loss)	$(712,434)	-68.0%	$71,038	3.5%

Net Revenue – Net revenue for the year ended December 31, 2010 and 2009 was $1,047,247 and $2,047,023, respectively, which represents a decrease of $999,776, or 49%. The decrease is attributable to expiration of long-term customer contracts in 2010 relating to our systems maintenance business. We were party to a number of long-term systems maintenance contracts with various government agencies that were not renewed at the end of their term. Management is currently implementing plans to replace these government contracts with contracts from the private sector.

Cost of Revenue – Cost of revenue for the year ended December 31, 2010 and 2009 was $527,804 and $896,326, respectively, which represents a decrease of $458,522, or 46%. The decrease is attributable to the decrease in revenue we experienced over the same periods. Gross profit decreased from 51.8% for the year ended December 31, 2009 to 49.6% for the year ended December 31, 2010, for a decrease of 2.2%. The reason for the decrease in gross profit is with our loss in contracts with customers in 2010, our cost did not decrease proportionally as had some cost that were more fixed in nature that were spread over less revenue.

General and Administrative Expense – General and administrative expense for the year ended December 31, 2010 and 2009 was $802,999 and $1,038,766, respectively, which represents a decrease of $235,767, or 23%. The reason for this change is that our work force was reduced in 2010, reducing our salary and wage expenses. We anticipate a minor increase in our administrative expenses after the effective date of our registration statement and we become a reporting company. We anticipate incurring approximately $75,000 in additional costs per year, relating primarily to accounting and legal fees, to maintain compliance. These costs may increase over time as our business grows and changes occur. However, future increases do not currently represent known trends to the Company.

Non-operating Income (Expense) – Non-operating income (expense) for the year ended December 31, 2010 and 2009 was ($428,878) and $63,656, respectively, which represents a decrease of $492,534, or 774%. The primary reason for the decrease relates to $400,033 in interest expense for the year ended December 31, 2010 compared with $0 for the same period in 2009 and foreign exchange loss of $69,152 for the year ended December 31, 2010 compared to a foreign exchange gain of $2,002 for the same period in 2009. Interest expense increased during 2010 as a result of the Company’s issuing notes payable to various parties.

Net income (loss) – Net income (loss) for the year ended December 31, 2010 and 2009 was ($712,434) and $71,038, respectively, which represents a decrease of $783,472, or 1,103%. The primary reason for the decline in net income during the year ended December 31, 2010 is the result of a decline in our gross profit.

Liquidity and Capital Resources
	Three Months Ended March 31,
	2011	2010
Net cash (used in) provided by operating activities	$(26,338)	$191,483
Net cash (used in) provided by investing activities	(44)	1,067,907
Net cash provided by financing activities	25,000	15,000
Effect of exchange rate changes on cash and cash equivalents	19,301	3,268
Net increase in cash and cash equivalents	17,919	1,277,658
Cash and cash equivalents at the end of the period	$824,849	$2,501,418

Operating Activities

Our net cash (used in) provided by operating activities during the three months ended March 31, 2011 and 2010 was ($26,338) and $191,483, respectively. Cash used in operating activities changed during the three months ended March 31, 2011 primarily due to a decrease of collections on accounts receivable and an increase in advances to suppliers. We were party to a number of long-term systems maintenance contracts with various government agencies that were not renewed at the end of their term. Management is currently implementing plans to replace these government contracts with contracts from the private sector. If management is unable to enter into systems maintenance or systems integration contracts with customers from the private sector, we may experience difficulty in meeting our working capital obligations without raising additional capital or debt. It is uncertain whether we will be successful in forming new long-term contracts with customers from the private sector to replace our expired contracts from the government sector.

Cash Flows from Investing and Financing Activities

Cash (used in) provided by investing activities during the three months ended March 31, 2011 and 2010 was ($44) and $1,067,907, respectively. The change is primarily the result of cash acquired in the reverse merger during the three months ended March 31, 2010.  Cash provided by financing activities during the three months ended March 31, 2011 and 2010 was $25,000 and $15,000, respectively. The change was due to an increase in cash proceeds on the issuance of notes payable during the three months ended March 31, 2011.

Impact of Foreign Currency on Liquidity

Our reporting currency is the U.S. dollar and our operations in Singapore use its local currency as its functional currencies. A substantial percentage of our revenue and expenses are in the Singapore dollar.  We are subject to the effects of exchange rate fluctuations with respect to the US and Singapore dollars. Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income.  Certain statements, however, require entities to report specific changes in assets and liabilities, such as gain or loss on foreign currency translation, as a separate component of the equity section of the balance sheet.  Such items, along with net income, are components of comprehensive income.  The functional currency of our Singaporean subsidiaries is the Singapore Dollar.  Translation gains of $236,961, $200,143 and $70,775 at March 31, 2011, December 31, 2010 and 2009, respectively is classified as an item of accumulated other comprehensive income in the stockholders’ equity section of the consolidated balance sheets.   During the three months ended March 31, 2011 and the years ended December 31, 2010 and 2009, other comprehensive income in the stockholders’ equity section of the consolidated balance sheets included translation gains (loss) of $36,818, $129,368 and $73,555, respectively.

Transaction gains and losses that arise from exchange rate fluctuations on transactions denominated in a currency other than the functional currency are included in the results of operations as incurred.  For the three months ended March 31, 2011 and 2010, we recorded net transaction gain (loss) of ($12,622) and $0, respectively. Historically, we have not entered into any currency trading or hedging transactions, although there is no assurance that we will not enter into such transactions in the future.

	Year Ended December 31,
	2010	2009
Net cash used in operating activities	$(412,408)	$(200,423)
Net cash used in investing activities	(149,429)	(19,727)
Net cash provided by financing activities	65,000	-
Effect of exchange rate changes on cash and cash equivalents	80,007	62,018
Net decrease in cash and cash equivalents	(416,830)	(158,132)
Cash and cash equivalents at the end of the period	$806,930	$1,223,760

Operating Activities

Our net cash used in operating activities during the year ended December 31, 2010 and 2009 was $412,408 and $200,423, respectively. Cash used in operating activities changed during the year ended December 31, 2010 primarily due to an increase of collections on accounts receivable and a decrease in advances to suppliers. We were party to a number of long-term systems maintenance contracts with various government agencies that were not renewed at the end of their term. Management is currently implementing plans to replace these government contracts with contracts from the private sector. If management is unable to enter into systems maintenance or systems integration contracts with customers from the private sector, we may experience difficulty in meeting our working capital obligations without raising additional capital or debt. It is uncertain whether we will be successful in forming new long-term contracts with customers from the private sector to replace our expired contracts from the government sector.

Cash Flows from Investing and Financing Activities
Cash used in investing activities during the year ended December 31, 2010 and 2009 was $149,429 and $19,727, respectively. The change is primarily the result of an increase in restricted cash during the year ended December 31, 2010 and the fixed asset purchases in the amount of $19,727 during the year ended December 31, 2009. Cash provided by financing activities during the year ended December 31, 2010 and 2009 was $65,000 and $0, respectively. During the year ended December 31, 2010, we received $65,000 upon issuance of notes payable.

Impact of Foreign Currency on Liquidity

Our reporting currency is the U.S. dollar and our operations in Singapore use its local currency as its functional currencies. A substantial percentage of our revenue and expenses are in the Singapore dollar.  We are subject to the effects of exchange rate fluctuations with respect to the US and Singapore dollars. Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income.  Certain statements, however, require entities to report specific changes in assets and liabilities, such as gain or loss on foreign currency translation, as a separate component of the equity section of the balance sheet.  Such items, along with net income, are components of comprehensive income.  The functional currency of our Singaporean subsidiaries is the Singapore Dollar.  Translation gains of $236,961, $200,143 and $70,775 at March 31, 2011, December 31, 2010 and 2009, respectively is classified as an item of accumulated other comprehensive income in the stockholders’ equity section of the consolidated balance sheets.   During the three months ended March 31, 2011 and the years ended December 31, 2010 and 2009, other comprehensive income in the stockholders’ equity section of the consolidated balance sheets included translation gains (loss) of $36,818, $129,368 and $73,555, respectively.

Transaction gains and losses that arise from exchange rate fluctuations on transactions denominated in a currency other than the functional currency are included in the results of operations as incurred.  For the three months ended March 31, 2011 and 2010, we recorded net transaction gain (loss) of ($12,622) and $0, respectively. Historically, we have not entered into any currency trading or hedging transactions, although there is no assurance that we will not enter into such transactions in the future.

We plan to fund our operations for the next twelve months primarily from cash on hand and cash from operations. In addition, we believe that we will need approximately $500,000 in additional capital to operate for one year following the date of this prospectus, which may not available on terms acceptable to the Company, or at all. As of March 31, 2011, total indebtedness under our convertible debentures, including interest, is $2,558,260. Interest accrues on all debentures at a rate of 8% per annum.  Both the holder of each debenture and the Company have the contractual option to convert the indebtedness into shares of the Company’s common stock. We must reserve and keep available out of our authorized but unissued shares of common stock such number of shares sufficient to effect a conversion based on the conversion price, which is 50% of the closing bid price of our common stock on the date that the Company or holder issues notice of conversion. The terms of indebtedness under these debentures do not require financial covenants or similar benchmarks. Historically, the proceeds from indebtedness have enabled the Company to meet its short-term capital needs. A debenture in the principal amount of $355,653, due March 31, 2011, went into default upon maturity. On May 24, 2011, the maturity date was extended to December 31, 2013, and the holder has waived the default. Because the maturity dates of the debentures have been extended to December 13, 2013, and the Company may elect to have the debentures converted into common stock, we anticipate that the obligations under these debt instruments will not affect our liquidity. We plan to primarily repay our debt through conversion of debt balances into shares of our common stock. On a longer term basis, we anticipate that we will generate sufficient cash from operations, including from seeking new customers, to meet our liquidity and capital resources needs. If we do not generate sufficient cash from operations, we will need to obtain additional funding, which may not be available on terms acceptable to the Company, or at all.

Off Balance Sheet Arrangements

We have not entered into any off-balance sheet financing arrangements.

DESCRIPTION OF PROPERTY

The Company’s headquarters are located at 2520 South Third Street, #206, Louisville, KY 40208. The Company shares this space with NuMobile, Inc. and Savanna East Africa, Inc. The Company’s sole officer and director also serves as NuMobile, Inc.’s sole officer and director and as Savanna East Africa, Inc.’s chief operating officer. The Company pays monthly rent of $500, under a month-to-month arrangement. The aggregate rent for the space, under a month-to-month, lease, is $1500 (of which the Company pays $500, as noted above). The Company is not party to any written agreement with respect to this arrangement.

Infotel leases office space at 9 Tai Seng Driv, #02-01 Geo-Tele Centre, Singapore, under a lease that expires on July 31, 2011. The monthly rent is $10,488.

LEGAL PROCEEDINGS

We are not party to any legal proceedings, and none of our property is the subject of any legal proceedings.

DIRECTORS AND EXECUTIVE OFFICERS

James D. Tilton, Jr., 50, is the founder of the Company and has served as its President, Treasurer, Secretary and director since the Company resumed activity in 2008. Mr. Tilton devotes approximately 15-20 hours a week to the Company. Mr. Tilton has also served as Chief Executive Officer, President, Secretary, Treasurer and sole director of NuMobile, Inc., a mobile computing technology company, since 2005. Since August 2010 Mr. Tilton has also served as Chief Financial Officer and director of World Series of Golf, Inc., and since February 2010 Mr. Tilton has served as Chief Financial Officer and director of Savanna East Africa, Inc. Mr. Tilton has a B.A. in Political Science with an emphasis in Accounting/Business from the University of Louisville. Mr. Tilton’s experience as founder of the Company, in the securities industry (from 1995 to 1996, Mr. Tilton was a stockbroker at Morgan Keegan, and from 1997 to 1999, Mr. Tilton worked independently in the securities industry, specializing in corporate finance and investment banking) and as a director of other public companies qualifies him to serve as a director of the Company.

We do not have any other executive officers or directors. Our directors are elected at our annual meeting of stockholders and serve for one year or until successors are elected and quality.  Our Board of Directors elects our officers, and their terms of office are at the discretion of the Board.

Board Leadership Structure and Role in Risk Oversight

We have not adopted a formal policy on whether the Chairman and Chief Executive Officer positions should be separate or combined. James D. Tilton, Jr., has served as President (principal executive officer) and sole director of the Company since inception. Due to the small size and early stage of the Company, we believe it is currently most effective to have the sole director and principal executive officer positions combined.

Our board of directors is primarily responsible for overseeing our risk management processes, and acts as our audit committee.  The board of directors receives and reviews periodic reports from management, auditors, legal counsel, and others, as considered appropriate regarding our Company’s assessment of risks. The board of directors focuses on the most significant risks facing our Company and our Company’s general risk management strategy, and also ensure that risks undertaken by our Company are consistent with the board’s appetite for risk. While the board oversees our Company’s risk management, management is responsible for day-to-day risk management processes. We believe this division of responsibilities is the most effective approach for addressing the risks facing our Company and that our board leadership structure supports this approach.

EXECUTIVE COMPENSATION
Summary Compensation Table

The following table sets forth, for the last two fiscal years, certain compensation paid by the Company, including salary, bonuses and certain other compensation, to its President. There were no other executive officers whose total annual compensation (including bonuses) exceeded $100,000.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non- Equity Incentive Plan Compen- sation ($)	Non- qualified Deferred Compen- sation Earnings ($)	All Other Compen- sation ($)	Total ($)
James D. Tilton, Jr.	2010	65,950	10,000	-	-	-	-	-	75,950 (1)
President, and Director	2009	-	-	-	-	-	-	-	-

(1) Includes $70,000 of accrued but unpaid compensation which was exchanged for convertible debentures under an informal arrangement between the Company and Mr. Tilton. See “Certain Relationships and Related Transactions”. The remaining $5,950 was paid in cash.

Employment Agreements

We are not party to any employment agreements.

Outstanding Equity Awards at 2010 Fiscal Year-End

We maintain no equity compensation plan at this time. As such, there were no outstanding equity awards at December 31, 2010.
The Company is party to an informal unwritten arrangement with its chief executive officer, James D. Tilton, Jr., entered into and effective January 1, 2010, and continuing on a month to month basis thereafter. Under this informal arrangement, Mr. Tilton receives compensation generally in the amount of $5,000 per month and an annual bonus of $10,000.  . Any amounts unpaid at the end of a quarter are converted to a convertible note which is convertible to common stock at a 50% discount to the market price. This arrangement was determined by Mr. Tilton in consultation with PPD Investors (a principal investor to the Company). PPD Investors role was limited to a single phone call with Mr. Tilton. So long as Mr. Tilton remains the Company’s sole director, all executive compensation decisions in the future will be made solely by Mr. Tilton.

Compensation of Directors

Mr. Tilton served as the Company’s sole director during the fiscal year ended December 31, 2010. Mr. Tilton did not receive any additional compensation for his services as director.

Risk Management

The Company does not believe risks arising from its compensation policies and practices for its employees are reasonably likely to have a material adverse effect on the Company.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS AND DIRECTOR INDEPENDENCE

Certain Relationships and Related Transactions

On October 1, 2009, the Company issued to James D. Tilton, Jr., its sole officer and director, a convertible debenture in the principal amount of $355,653, in exchange for the cancellation of $130,653 in accrued and unpaid compensation and the return to treasury of 2,249,999 shares of Common Stock. This $130,653 in accrued and unpaid compensation includes $60,000 for 1999, $90,000 for 2000, and $120,000 for 2001, less $139,347 paid in 2004. The note bears interest at 8% per annum, had an initial maturity date of September 30, 2010, and is convertible into Common Stock at a conversion price equal to 50% of the closing bid price of the Common Stock on the date the Company receives notice of conversion. No written agreement was entered into with respect to the exchange. On October 1, 2010, the maturity date was extended to March 31, 2011. On May 24, 2011, the maturity date was extended to December 31, 2013. The note has been assigned to a third party.

On March 31, 2010, the Company issued to James D. Tilton, Jr., its sole officer and director, a convertible debenture in the principal amount of $15,000, in exchange for the cancellation of $15,000 in accrued and unpaid compensation for the first quarter of 2010. The debenture bears an interest rate of 8%, had an initial maturity date of September 30, 2010, and is convertible into Common Stock at a conversion price equal to 50% of the closing bid price of the Common Stock on the date the Company receives notice of conversion. No written agreement was entered into with respect to the exchange. On October 6, 2010, the maturity date was extended to September 30, 2011. On May 23, 2011, the maturity date was extended to December 31, 2013.

On June 30, 2010, the Company issued to James D. Tilton, Jr., its sole officer and director, a convertible debenture in the principal amount of $15,000, in exchange for the cancellation of $15,000 in accrued and unpaid compensation for the second quarter of 2010. The debenture bears an interest rate of 8%, had an initial maturity date of December 31, 2010 and is convertible into Common Stock at a conversion price equal to 50% of the closing bid price of the Common Stock on the date the Company receives notice of conversion. No written agreement was entered into with respect to the exchange. On February 1, 2011, the maturity date was extended to September 30, 2011. On May 23, 2011, the maturity date was extended to December 31, 2013.

On September 30, 2010, the Company issued to James D. Tilton, Jr., its sole officer and director, a convertible debenture in the principal amount of $15,000, in exchange for the cancellation of $15,000 in accrued and unpaid compensation for the third quarter of 2010. The debenture bears an interest rate of 8%, matures on March 31, 2011, and is convertible into Common Stock at a conversion price equal to 50% of the closing bid price of the Common Stock on the date the Company receives notice of conversion. No written agreement was entered into with respect to the exchange. On May 23, 2011, the maturity date was extended to December 31, 2013.

On December 31, 2010, the Company issued to James D. Tilton, Jr., its sole officer and director, a convertible debenture in the principal amount of $25,000, in exchange for the cancellation of $25,000 in accrued and unpaid compensation for the fourth quarter of 2010. The debenture bears an interest rate of 8%, matures on June 30, 2011, and is convertible into Common Stock at a conversion price equal to 50% of the closing bid price of the Common Stock on the date the Company receives notice of conversion. No written agreement was entered into with respect to the exchange. On May 23, 2011, the maturity date was extended to December 31, 2013.

On March 31, 2011, the Company issued to James D. Tilton, Jr., its sole officer and director, a convertible debenture in the principal amount of $15,000, in exchange for the cancellation of $15,000 in accrued and unpaid compensation for the first quarter of 2011. The debenture bears an interest rate of 8%, matures on December 31, 2011, and is convertible into Common Stock at a conversion price equal to 50% of the closing bid price of the Common Stock on the date the Company receives notice of conversion. No written agreement was entered into with respect to the exchange. On May 23, 2011, the maturity date was extended to December 31, 2013.

On June 30, 2011, the Company issued to James D. Tilton, Jr., its sole officer and director, a convertible debenture in the principal amount of $15,000, in exchange for the cancellation of $15,000 in accrued and unpaid compensation for the second quarter of 2011. The debenture bears an interest rate of 8%, matures on December 31, 2013, and is convertible into Common Stock at a conversion price equal to 50% of the closing bid price of the Common Stock on the date the Company receives notice of conversion. No written agreement was entered into with respect to the exchange.

The Company shares the space for its headquarters in Louisville, Kentucky, with NuMobile, Inc. and Savanna East Africa, Inc. The Company’s sole officer and director, James D, Tilton, Jr., also serves as NuMobile, Inc.’s sole officer and director and as Savanna East Africa, Inc.’s chief operating officer. The Company pays monthly rent of $500, under a month-to-month arrangement. The aggregate rent for the space, under a month-to-month, lease, is $1300 (of which the Company pays $500, as noted above). The Company is not party to any written agreement with respect to this arrangement.

The Company makes advances to NewMarket Technology, Inc. (“NewMarket”), which owns 2,000 shares of Series B Preferred Stock and owns 51% of the voting power of our shareholders. See “Security Ownership of Certain Beneficial Owners and Management”.  NewMarketis also the prior owner of Infotel. The advances are interest free and unsecured.  As of March 31, 2011, December 31, 2010 and December 31, 2009, the amount of the advances is $213,352, $208,316 and $199,122 respectively.The business purpose of such advances is as follows. NewMarket is a public holding company for six operating subsidiaries in the United States, Latin America, China and Singapore. NewMarket’s individual operating subsidiaries have experienced negative operating cash flow from time to time.  It has been the practice of NewMarket as the parent company to occasionally borrow cash in the form of an inter-company loan from operating subsidiaries which may have excess cash at that time and in turn lend that cash to another operating subsidiary that may be experiencing a temporary need for operating cash.  Additionally, NewMarket requires cash to meet the obligations of the parent company, including management salaries, professional fees (such as legal and accounting), investor relations and other expenses commonly incurred by public companies.   NewMarket has funded these expenses in the past primarily by incurring debt but has on occasion borrowed money on an inter-company basis from several operating subsidiaries, including SEA-Tiger, Inc./Infotel.  There are no other agreements between NewMarket and SEA-Tiger, Inc. or Infotel.

Director Independence

Our sole director, James D. Tilton, Jr., is not independent as that term is defined under the Nasdaq Marketplace Rules.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table provides information at to shares of common stock beneficially owned as of July 22, 2011 by:

•	each director;
•	each officer named in the summary compensation table;
•	each person owning of record or known by us, based on information provided to us by the persons named below, to own beneficially at least 5% of our common stock; and
•	all directors and executive officers as a group.

	Amount of Common Stock		Common Stock Benefically
Beneficial Owner (1)	Beneficially Owned		Owned (2)

James D. Tilton, Jr.	2,000,000	(3)	27.82%

All directors and executive officers as a group (1 person)	2,000,000		27.82%

NewMarket Technology, Inc.	20,000,000	(4)	79.40%
14860 Montfort Drive, Suite 210
Dallas, TX 75254

Aryshire, Inc.
	372,400		7.18%
191 Fifth Avenue
P.O. Box 172
Cleveland, OH 44024

Creekside, LLC	400,200		7.71%
101 Larkspur Landing Circle, #220A
Larkspur, CA 94939

GL Ventures, LLC	291,314		5.61%
35 Woodside Court
Novata, CA 94947

Gordon Landies	613,117		11.81%
35 Woodside Court
Novato, CA 94947

(1) Except as otherwise indicated, the address of each beneficial owner is c/o SEA-Tiger, Inc., 2520 South Third Street, #206, Louisville, KY 40208.

(2) Applicable percentage ownership is based on 5,189,401 shares of Common Stock outstanding as of July 22, 2011, together with securities exercisable or convertible into shares of Common Stock within 60 days of July 22, 2011 for each stockholder.  Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities.  Shares of Common Stock that are currently exercisable or exercisable within 60 days of July 22, 2011 are deemed to be beneficially owned by the person holding such securities for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

(3) Mr. Tilton owns convertible debentures in the aggregate principal amount of $100,000, convertible into Common Stock. The debenture is convertible into Common Stock at a conversion price equal to 50% of the closing bid price of the Common Stock on the date the Company receives notice of conversion. There is currently no market for the Common Stock. The amount of securities beneficially owned assumes a closing bid price of $0.10 (equal to the fixed price under this offering).

(4) NewMarket Technology, Inc. owns all of the 2,000 issued and outstanding shares of Series B Preferred Stock. As the owner of our Series B Preferred Stock, NewMarket Technology, Inc. owns 51% of the voting power of our shareholders. The holders of Series B Preferred Stock have the right to convert their shares, subsequent to November 30, 2010, into such number of shares of Common Stock, equal to the number of shares of Series B Preferred Stock to be converted, multiplied by the Series B Issue Price of $1,000, divided by the Conversion Price. The Conversion Price is equal to the average of the volume weighted average price of the Common Stock for the five consecutive trading days prior to conversion. There is currently no market for the Common Stock. The amount of securities beneficially owned assumes an average volume weighted average price of $0.10 (equal to the fixed price under this offering). The board of directors of NewMarket Technology, Inc., consisting of Philip Verges, Bruce Noller, Philip Rauch, and James Mandel, exercise voting and investment power over the securities of the Company owned by NewMarket Technology, Inc.

DESCRIPTION OF SECURITIES

This prospectus includes 1,399,978 shares of Common Stock offered by the selling stockholders. The following is a summary of the material provisions of our Common Stock, and our certificate of incorporation, and bylaws, all as in effect upon the date of this prospectus. You should also refer to our certificate of incorporation, and bylaws, which have been filed with the SEC as exhibits to the registration statement of which this prospectus is a part.

Common Stock

Our total authorized capital stock is 2,510,000,000 shares of which 2,500,000,000 shares authorized are common stock, par value $0.001 per share (“Common Stock”), and 10,000,000 shares authorized are preferred stock, par value $0.001 per share (“Preferred Stock”). Of our 10,000,000 authorized shares of Preferred Stock, 1,000 shares have been designated 6% Class A Convertible Preferred Stock (the “Class A Preferred Stock”), and 10,000 shares have been designated Series B Convertible Preferred Stock (the “Series B Preferred Stock”). As of the date of this prospectus, there are 5,189,401 shares of Common Stock, 0 shares of Class A Preferred Stock, and 2,000 shares of Series B Preferred Stock, issued and outstanding.

The holders of our common stock are entitled to one vote per share on all matters to be voted on by our stockholders, including the election of directors. Our stockholders are not entitled to cumulative voting rights, and, accordingly, the holders of a majority of the shares voting for the election of directors can elect the entire board of directors if they choose to do so and, in that event, the holders of the remaining shares will not be able to elect any person to our board of directors.

The holders of the Company’s common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the board of directors, in its discretion, from funds legally available therefor and subject to prior dividend rights of holders of any shares of our preferred stock which may be outstanding. Upon the Company’s liquidation, dissolution or winding up, subject to prior liquidation rights of the holders of our preferred stock, if any, the holders of our common stock are entitled to receive on a pro rata basis our remaining assets available for distribution. Holders of the Company’s common stock have no preemptive or other subscription rights, and there are no conversion rights or redemption or sinking fund provisions with respect to such shares. All outstanding shares of the Company’s common stock are, and all shares being offered by this prospectus will be, fully paid and not liable to further calls or assessment by the Company.

Preferred Stock

As noted above, our authorized Preferred Stock consists of 10,000,000 shares of Preferred Stock, of which 1,000 shares have been designated 6% Class A Convertible Preferred Stock (the “Class A Preferred Stock”), and 10,000 shares have been designated Series B Convertible Preferred Stock (the “Series B Preferred Stock”). As of the date of this prospectus, 0 shares of Class A Preferred Stock, and 2,000 shares of Series B Preferred Stock, are issued and outstanding. Our Certificate of Incorporation authorizes the issuance of shares of Preferred Stock in one or more series. Our Board of Directors has the authority, without any vote or action by the shareholders, to create one or more series of Preferred Stock up to the limit of our authorized but unissued shares of Preferred Stock and to fix the number of shares constituting such series and the designation of such series, the voting powers (if any) of the shares of such series and the relative participating, option or other special rights (if any), and any qualifications, preferences, limitations or restrictions pertaining to such series which may be fixed by the Board of Directors pursuant to a resolution or resolutions providing for the issuance of such series adopted by the Board of Directors.

The Series B Preferred Stock ranks senior to the Common Stock and to any class or series of capital stock of the Company hereafter created not specifically ranking by its terms senior to or on parity with the Series B Preferred Stock, as to distributions of assets upon liquidation, dissolution or winding up of the Company. The holders of Series B Preferred Stock are entitled to receive, in the event of any liquidation, dissolution or winding up of the Company, an amount per share equal to $1,000, prior to any distribution in respect of the Common Stock. The holders of Series B Preferred Stock have the right to convert their shares, subsequent to November 30, 2010, into such number of shares of Common Stock, equal to the number of shares of Series B Preferred Stock to be converted, multiplied by the Series B Issue Price of $1,000, divided by the Conversion Price. The Conversion Price is equal to the average of the volume weighted average price of the Common Stock for the five consecutive trading days prior to conversion.  The holders of the Series B Preferred Stock vote as one class with the holders of the Common Stock and own 51% of the voting power of the Company’s shareholders.

Transfer Agent

Our transfer agent is Olde Monmouth Stock Transfer Trust Co., Inc., 200 Memorial Parkway, Atlantic Highlands, NJ 07716, phone: 732-872-2727.

DISLCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

The Company’s certificate of incorporation and by-laws provide that the liability of the directors and officers of the corporation for monetary damages shall be eliminated to the fullest extent permissible under Delaware law and provides for indemnification to the extent permitted by Delaware law.

The Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for any breach of the director’s duty of loyalty to the corporation or its stockholders; acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; payments of unlawful dividends or unlawful stock repurchases or redemptions, or any transaction from which the director derived an improper personal benefit.

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses including attorneys’ fees, judgments, fines and amounts paid in settlement in connection with various actions, suits or proceedings, whether civil, criminal, administrative or investigative other than an action by or in the right of the corporation, a derivative action, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses including attorneys’ fees incurred in connection with the defense or settlement of such actions, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s certificate of incorporation, bylaws, agreement, a vote of stockholders or disinterested directors or otherwise.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or controlling persons of the Company, pursuant to the foregoing provisions, or otherwise, the Company has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

LEGAL MATTERS

The validity of our common stock offered hereby will be passed upon by Sichenzia Ross Friedman Ference LLP, New York, New York. Andrea Cataneo, a partner at Sichenzia Ross Friedman Ference LLP, owns 20,000 shares of our Common Stock, which shares are included in this prospectus.

EXPERTS

Our consolidated financial statements as and for the years ending December 31, 2010 and 2009, appearing in this prospectus and registration statement have been audited by Hamilton PC, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere in this prospectus, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE .

None.

ADDITIONAL INFORMATION

We have filed a registration statement on Form S-1 under the Securities Act of 1933, as amended, relating to the shares of common stock being offered by this prospectus, and reference is made to such registration statement. This prospectus constitutes the prospectus of Sea-Tiger, Inc., filed as part of the registration statement, and it does not contain all information in the registration statement, as certain portions have been omitted in accordance with the rules and regulations of the Securities and Exchange Commission.

In addition, after the effective date of this prospectus, we will be required to file annual, quarterly, and current reports, or other information with the SEC as provided by the Securities Exchange Act of 1934, as amended. You may read and copy any reports, statements or other information we file at the SEC's public reference facility maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. Our SEC filings are also available to the public through the SEC's Internet website at http://www.sec.gov.

SEA-TIGER, INC. AND SUBSIDIAIRY

CONSOLIDATED FINANCIAL STATEMENTS

Hamilton PC

2121 S. Oneida St., Suite 312
Denver, CO  80224
P: (303) 548-8072
F: (888) 466-4216
ed@hamiltonpccpa.com

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders of
Sea-Tiger, Inc. and Subsidiary

We have audited the accompanying balance sheets of Sea-Tiger, Inc. and subsidiary as of December 31, 2010 and 2009, and the related consolidated statements of operations and comprehensive income, stockholders’ equity (deficit) and cash flows for each of the two years in the period ended December 31, 2010. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Sea-Tiger, Inc. and subsidiary as of December 31, 2010 and 2009, and the result of its operations and its cash flows for each of the two years in the period ended December 31, 2010, in conformity with accounting principles generally accepted in the United States of America.

Hamilton, PC

/s/ Hamilton, PC

Denver, Colorado
May 2, 2011

SEA-TIGER, INC. AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS
AS OF MARCH 31, 2011, DECEMBER 31, 2010 AND DECEMBER 31, 2009

	March 31,	December 31,	December 31,
	2011	2010	2009
	(unaudited)
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$801,580	$806,930	$1,223,760
Accounts receivable	376,769	213,714	299,235
Related party receivable	54,252	51,991	45,819
Prepaid expense and other assets	1,709	7,073	48,147
Advance to supplier	-	146,422	-
Advances to related party	213,352	208,316	199,112
Deposits	15,367	19,109	22,259
TOTAL CURRENT ASSETS	1,463,029	1,453,555	1,838,332

EQUIPMENT, net	8,700	9,708	16,941
RESTRICTED CASH	176,345	172,140	-

TOTAL ASSETS	$1,648,074	$1,635,403	$1,855,273

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

CURRENT LIABILITIES
Accounts payable and accrued expenses	$203,289	$185,577	$175,546
Interest payable	392,661	347,991	-
Other liabilities		-	86,449
Due to related party	7,500	6,000	-
Convertible notes payable - related party, current,
net of discount of 0, $32,418 and 0	-	37,582	-
Convertible notes payable, net of discount of 0, $22,087 and 0	-	2,121,392	-
TOTAL CURRENT LIABILITIES	603,450	2,698,542	261,995

LONG TERM LIABILITIES
Convertible notes payable - related party,
net of discount of $44,717, 0 and 0	40,283	-	-
Convertible notes payable, net of discount of $43,163, 0 and 0	2,125,316	-	-
TOTAL LONG TERM LIABILITIES	2,165,599	-	-

COMMITMENTS AND CONTINGENCIES		-	-

STOCKHOLDERS' EQUITY (DEFICIT)
Preferred Stock; $0.001 par value; 10,000,000 shares
authorized; 2,000 shares outstanding	2	2	2
Common stock; $0.001 par value; 2,500,000,000 shares
authorized; 5,189,401 issued and outstanding as of March 31, 2011
and December 31, 2010	5,189	5,189	-
Additional paid-in capital	(1,712,554)	(1,752,554)	325,986
Accumulated other comprehensive income	236,961	200,143	70,775
Retained earnings	349,427	484,081	1,196,515

TOTAL STOCKHOLDERS' EQUITY (DEFICIT)	(1,120,975)	(1,063,139)	1,593,278

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)	$1,648,074	$1,635,403	$1,855,273

The accompanying notes are an integral part of these consolidated financial statements.

SEA-TIGER, INC. AND SUBSIDIARY
STATEMENTS OF OPERATIONS AND OTHER COMPREHENSIVE INCOME (LOSS)
FOR THE THREE MONTHS ENDED MARCH 31, 2011 AND 2010 AND
FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009

	Three Months Ended	Three Months Ended	Year Ended	Year Ended
	March 31,	March 31,	December 31,	December 31,
	2011	2010	2010	2009
	(unaudited)	(unaudited)

NET REVENUE	$455,288	$400,255	$1,047,247	$2,047,023

COST OF REVENUE	324,705	89,829	527,804	986,326

GROSS PROFIT	130,583	310,426	519,443	1,060,697

OPERATING EXPENSES
General and administrative	217,329	354,226	802,999	1,038,766
TOTAL OPERATING EXPENSES	217,329	354,226	802,999	1,038,766

INCOME (LOSS) FROM OPERATIONS	(86,746)	(43,800)	(283,556)	21,931

NON-OPERATING INCOME (EXPENSES)
Interest income	44	7,145	9,567	3,843
Interest expense	(51,295)	(81,921)	(400,033)	-
Foreign exchange transaction gain (loss)	(12,622)	-	(69,152)	2,002
Other income (expense), net	15,965	(100)	30,740	57,811
TOTAL NON-OPERATING INCOME (EXPENSES), net	(47,908)	(74,876)	(428,878)	63,656

INCOME (LOSS) BEFORE PROVISION FOR INCOME TAXES	(134,654)	(118,676)	(712,434)	85,587

INCOME TAX EXPENSE (BENEFIT)	-	4,026	-	14,549

NET INCOME (LOSS)	$(134,654)	$(122,702)	$(712,434)	$71,038

OTHER COMPREHENSIVE INCOME (LOSS)
Foreign currency translation gain (loss)	36,818	(1,123)	129,638	73,555

COMPREHENSIVE INCOME (LOSS)	$(97,836)	$(123,825)	$(582,796)	$144,593

WEIGHTED AVERAGE SHARES OUTSTANDING:
BASIC AND DILUTED	$5,189,401	$7,439,401	$6,697,643	$7,439,401

EARNINGS (LOSS) PER SHARE:
BASIC AND DILUTED	$(0.03)	$(0.02)	$(0.11)	$0.01

The accompanying notes are an integral part of these consolidated financial statements.

SEA-TIGER, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENT OF STOCKKHOLDERS' EQUITY (DEFICIT)

						Accumulated		Total
					Additional	Other		Stockholders'
	Preferred Stock		Common stock		Paid-In	Comprehensive	Retained	Equity
	Shares	Amount	Shares	Amount	Capital	Income/(Loss)	Earnings	(Deficit)

Balance at December 31, 2008	2,000	$2	-	$-	$325,986	$(2,780)	$1,125,477	$1,448,685

Foreign currency translation gain	-	-	-	-	-	73,555	-	73,555
Net income	-	-	-	-	-	-	71,038	71,038

Balance at December 31, 2009	2,000	$2	-	$-	$325,986	$70,775	$1,196,515	$1,593,278

Reverse acquisition of Infotel	-	-	7,439,401	7,439	(2,212,714)	-	-	(2,205,275)
Cancelation of shares	-	-	(2,250,000)	(2,250)	2,250	-	-	-
Foreign currency translation gain	-	-	-	-	-	129,368	-	129,368
Fair value of beneficial conversion feature	-	-	-	-	131,924	-	-	131,924
Net loss	-	-	-	-	-	-	(712,434)	(712,434)

Balance at December 31, 2010	2,000	$2	5,189,401	$5,189	$(1,752,554)	$200,143	$484,081	$(1,063,139)

Foreign currency translation gain	-	-	-	-	-	36,818	-	36,818
Fair value of beneficial conversion feature	-	-	-	-	40,000	-	-	40,000
Net loss	-	-	-	-	-	-	(134,654)	(134,654)

Balance at March 31, 2011	2,000	$2	5,189,401	$5,189	$(1,712,554)	$236,961	$349,427	$(1,120,975)

The accompanying notes are an integral part of these consolidated financial statements.

SEA-TIGER, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE THREE MONTHS ENDED MARCH 31, 2011 AND 2010 AND
FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009

	Three Months Ended	Three Months Ended	Year Ended	Year Ended
	March 31,	March 31,	December 31,	December 31,
	2011	2010	2010	2009
	(unaudited)	(unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$(134,654)	$(122,702)	$(712,434)	$71,038
Adjustment to reconcile net income (loss) to net cash
used in operating activities:
Depreciation and amortization	1,241	17,474	5,249	4,553
Amortization of debt discounts	29,894	46,136	271,181	-
Changes in assets and liabilities:
Accounts receivable	(157,710)	97,586	106,037	(33,837)
Related party receivable	(1,003)	4,678	(2,025)	(3,773)
Prepaid expense and other assets	5,529	188,027	42,949	3,628
Advances - related party	-	-	7,898	(192,638)
Advances to supplier	149,792	-	(138,781)	-
Deposits	4,199	-	4,844	-
Accounts payable and accrued expenses	30,204	(10,686)	(43,024)	(58,554)
Other liabilities	-	-	(89,154)	9,160
Due to related party	1,500	-	6,000	-
Interest payable	44,670	-	128,852	-
Deferred revenue	-	(29,030)
Net cash used in operating activities	(26,338)	191,483	(412,408)	(200,423)

CASH FLOWS FROM INVESTING ACTIVITIES:
Cash acquired in reverse merger	-	1,067,360	10,708	-
Change in restricted cash	(44)	-	(163,157)	-
Purchase of fixed assets	-	-	-	(19,727)
Sale of fixed assets	-	547	3,020	-
Net cash used in investing activities	(44)	1,067,907	(149,429)	(19,727)

CASH FLOWS FROM FINANCING ACTIVITIES:
Cash proceeds from notes payable	25,000	15,000	65,000	-
Net cash provided by financing activities	25,000	15,000	65,000	-

Effect of exchange rate changes on cash and cash equivalents	19,301	3,268	80,007	62,018

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	17,919	1,277,658	(416,830)	(158,132)

CASH AND CASH EQUIVALENTS, Beginning of period	806,930	1,223,760	1,223,760	1,381,892

CASH AND CASH EQUIVALENTS, End of period	$824,849	$2,501,418	$806,930	$1,223,760

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:

Interest paid	$-	$-	$-	$-
Income taxes paid	$	$	$19,864	$21,915

SUPPLEMENTAL DISCLOSURES OF NON-CASH INVESTING AND FINANCING ACTIVITIES:
Reverse acquisition of Infotel	$-	$-	$(3,405,356)	$-

The accompanying notes are an integral part of these consolidated financial statements.

SEA-TIGER, INC. AND SUBSIDIAIRY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE MONTHS ENDED MARCH 31, 2011 AND 2010 (UNAUDITED)
 AND FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009

Note 1 - Organization and Description of the Business

Organization and Line of Business

SEA-Tiger, Inc. (the “Company”, “Sea-Tiger”) was organized under the laws of Nevada on January 4, 1999.  On July 25, 2000 the Company merged into On-Line Mom, Inc. (A Delaware Company) incorporated under the laws of the State of Delaware on May 10, 2000.  The name of the surviving company was changed to Technology Capital Group, Inc. On January 11, 2001, the name of the Company was changed to Tune-In Media, Inc. and on March 15, 2010, the Company changed its name to SEA-Tiger, Inc.

On February 11, 2010, the Company closed a share exchange agreement with Infotel Technologies, Ltd. (“Infotel”), a Singapore-based information technology company and acquired all of the issued and outstanding common stock of Infotel in exchange for the issuance of 2,000 shares of the Company’s Series B preferred stock, $0.001 par value.

The share exchange with Infotel was accounted for as a reverse acquisition under the acquisition method of accounting since Infotel obtained control of the Company. Accordingly, the merger of Infotel into the Company was recorded as a recapitalization of Infotel, Infotel being treated as the continuing entity. The historical financial statements presented are the financial statements of Infotel. The share exchange agreement has been treated as a recapitalization and not as a business combination; therefore, no pro forma information is disclosed. At the date of this transaction, the net liabilities of the legal acquirer (SEA-Tiger) were $2,205,275.

From the Company’s formation in 1999 to 2002, it was engaged in the business of investing in early stage internet and technology properties. In 2002, the Company sold or discontinued operations, and from 2002 until the acquisition of Infotel in February 2010, the Company was not engaged in any active business.

SEA-Tiger, Inc. is the parent company of Infotel. Infotel sells a range of information technology related products and services to government and commercial customers, specializing in the installation, customization and maintenance of communication hardware and software.

As a result of the reverse merger transactions described above the historical financial statements presented are those of Infotel.

Basis of Presentation

The accompanying consolidated financial statements include the accounts of SEA-Tiger Inc., and its wholly owned subsidiary, Infotel.  The accompanying consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America and have been consistently applied. The Company’s subsidiary uses its local currency, Singapore Dollar (“SGD”); however the accompanying consolidated financial statements have been translated and presented in United States Dollars (“$”).

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of SEA-Tiger, Inc., and its subsidiary.  All significant inter-company accounts and transactions have been eliminated in consolidation.

Interim Financial Statements

The unaudited financial information furnished herein reflects all adjustments, consisting only of normal recurring adjustments, which in the opinion of management, are necessary to fairly state the Company’s financial position, the results of its operations, and cash flows for the periods presented. The results of operations for the three months ended March 31, 2011 are not necessarily indicative of the results for the year ending December 31, 2011. The accompanying unaudited financial statements are presented in accordance with the requirements for Form 10-Q. Accordingly, they do not include all the disclosures normally required by US GAAP.

Note 2 - Summary of Significant Accounting Policies

Cash

Cash and cash equivalents include cash in hand and cash in time deposits, certificates of deposit and all highly liquid debt instruments with original maturities of three months or less.

Accounts Receivable

The Company maintains reserves for potential credit losses for accounts receivable. Management reviews the composition of accounts receivable and analyzes historical bad debts, customer concentrations, customer credit worthiness, current economic trends and changes in customer payment patterns to evaluate the adequacy of these reserves.  Reserves are recorded based on the Company’s historical collection history.

Organization Costs

The Company has incurred various expenditures in the formation of its corporate and organizational structure.  In accordance with FASB ASC 720-15, these costs were expensed as incurred.

SEA-TIGER, INC. AND SUBSIDIAIRY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE MONTHS ENDED MARCH 31, 2011 AND 2010 (UNAUDITED)
 AND FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could materially differ from those estimates, upon which the carrying values were based.

Equipment

Equipment is stated at cost and depreciated over its estimated useful life, using the straight-line method, generally three, five or seven years.  Upon sale or retirement, the costs and related accumulated depreciation are eliminated from their respective accounts, and the resulting gain or loss is included in the results of operations.  Repairs and maintenance charges, which do not increase the useful lives of the assets, are charged to operations as incurred.

Foreign Currency Translation

The accounts of the Company’s Singaporean subsidiary are maintained in the Singapore Dollar (“SGD”) and the accounts of the U.S. parent company are maintained in the USD.   The accounts of the Singaporean subsidiary were translated into USD in accordance with FASB ASC Topic 830 “Foreign Currency Matters,” with the SGD as the functional currency for the Singaporean subsidiaries.  According to Topic 830, all assets and liabilities were translated at the exchange rate on the balance sheet date, stockholders’ equity is translated at historical rates, and statement of operations items are translated at the weighted average exchange rate for the period. The resulting translation adjustments are reported under other comprehensive income in accordance with FASB ASC Topic 220, “Comprehensive Income.”  Gains and losses resulting from the translations of foreign currency transactions and balances are reflected in the statement of operations.

Foreign Currency Transactions and Comprehensive Income

Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income.  Certain statements, however, require entities to report specific changes in assets and liabilities, such as gain or loss on foreign currency translation, as a separate component of the equity section of the balance sheet.  Such items, along with net income, are components of comprehensive income.  The functional currency of the Company’s Singaporean subsidiaries is the Singapore Dollar.  Translation gains (loss) of $236,961 and ($1,123) at March 31, 2011 and 2010 (unaudited), respectively is classified as an item of other comprehensive income (loss) in the stockholders’ equity section of the consolidated balance sheets. Translation gains were $200,143 and $70,775 at December 31, 2010 and December 31, 2009, respectively.   During the three months ended March 31, 2011 and 2010 (unaudited), other comprehensive income (loss) in the consolidated statements of operations and other comprehensive income included translation gains (loss) of $36,818 and ($1,123), respectively.    During the years ended December 31, 2010 and 2009, other comprehensive income in the consolidated statements of operations and other comprehensive income included translation gains of $129,368 and $73,555, respectively.

SEA-TIGER, INC. AND SUBSIDIAIRY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE MONTHS ENDED MARCH 31, 2011 AND 2010 (UNAUDITED)
 AND FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009

Basic and Diluted Earnings Per Share

Earnings per share is calculated in accordance with the FASB ASC Topic 260, “Earnings Per Share.”  Basic earnings per share is based upon the weighted average number of common shares outstanding.  Diluted earnings per share is based on the assumption that all dilutive convertible shares, stock warrants and preferred stock were converted or exercised. Dilution is computed by applying the treasury stock method. Under this method, warrants and preferred stock are assumed to be exercised at the beginning of the period (or at the time of issuance, if later), and as if funds obtained thereby were used to purchase common stock at the average market price during the period.  At March 31, 2011 (unaudited) and December 31, 2010, there were approximately 72,900,000 and 71,200,000 potentially dilutive shares, respectively. These shares were excluded from the shares used to calculate diluted earnings per share as their inclusion would be anti-dilutive.

Statement of Cash Flows

In accordance FASB ASC Topic 230, “Statement of Cash Flows,” cash flows from the Company’s operations are calculated based upon the local currencies using the average translation rates. As a result, amounts related to assets and liabilities reported on the consolidated statements of cash flows will not necessarily agree with changes in the corresponding balances on the consolidated balance sheets.

Long-Lived Assets

The Company follows ASC 360-10, “Property, Plant, and Equipment,” which established a “primary asset” approach to determine the cash flow estimation period for a group of assets and liabilities that represents the unit of accounting for a long-lived asset to be held and used. Long-lived assets to be held and used are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The carrying amount of a long-lived asset is not recoverable if it exceeds the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the asset. Long-lived assets to be disposed of are reported at the lower of carrying amount or fair value less cost to sell. Through March 31, 2011, the Company had not experienced impairment losses on its long-lived assets.

Revenue Recognition

The Company’s revenue recognition policies are in compliance with the Securities and Exchange Commission (“SEC”) Staff Accounting Bulletin (“SAB”) 104. Management has determined to record sales revenue on a gross basis versus net basis as the Company assumes all of the risks and rewards of ownership of the products they sell before entering into sales transactions with customers.  Sales revenue is recognized at the date of shipment to customers when a formal arrangement exists, the price is fixed or determinable, the delivery is completed, no other significant obligations of the Company exist and collectability is reasonably assured. Payments received before all of the relevant criteria for revenue recognition are satisfied are recorded as unearned revenue. For sales of internet usage and systems maintenance services, the Company recognizes revenue when the service is provided. The Company’s customers are billed monthly for the services the Company provides, and the Company recognizes revenue over this period.
Fair Value Measurements

For certain financial instruments, including accounts receivable, accounts payable, accrued expenses, interest payable, advances payable and notes payable, the carrying amounts approximate fair value due to their relatively short maturities.

SEA-TIGER, INC. AND SUBSIDIAIRY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE MONTHS ENDED MARCH 31, 2011 AND 2010 (UNAUDITED)
 AND FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009

On January 1, 2008, the Company adopted ASC 820-10, “Fair Value Measurements and Disclosures.” ASC 820-10 defines fair value, and establishes a three-level valuation hierarchy for disclosures of fair value measurement that enhances disclosure requirements for fair value measures. The carrying amounts reported in the consolidated balance sheets for receivables and current liabilities each qualify as financial instruments and are a reasonable estimate of their fair values because of the short period of time between the origination of such instruments and their expected realization and their current market rate of interest. The three levels of valuation hierarchy are defined as follows:

	Level 1 inputs to the valuation methodology are quoted prices for identical assets or liabilities in active markets.


Level 2 inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.

	Level 3 inputs to the valuation methodology are unobservable and significant to the fair value measurement.

At March 31, 2011, the Company did not identify assets or liabilities that are required to be presented on the balance sheet at fair value.

Stock-Based Compensation

The Company issues shares of common stock in exchange for services rendered.  The Company records stock-based compensation in accordance with FASB ASC Topic 718 “Compensation – Stock Compensation”. ASC Topic 718 requires companies to measure compensation cost for stock-based employee compensation at fair value at the grant date and recognize the expense over the employee’s requisite service period. Under ASC Topic 718, the Company’s volatility is based on the historical volatility of the Company’s stock or the expected volatility of similar companies. The expected life assumption is primarily based on historical exercise patterns and employee post-vesting termination behavior. The risk-free interest rate for the expected term of the option is based on the U.S. Treasury yield curve in effect at the time of grant.

The Company uses the Black-Scholes option-pricing model which was developed for use in estimating the fair value of options. Option-pricing models require the input of highly complex and subjective variables including the expected life of options granted and the Company’s expected stock price volatility over a period equal to or greater than the expected life of the options. Because changes in the subjective assumptions can materially affect the estimated value of the Company’s employee stock options, it is management’s opinion that the Black-Scholes option-pricing model may not provide an accurate measure of the fair value of the Company’s employee stock options. Although the fair value of employee stock options is determined in accordance with ASC Topic 718 using an option-pricing model, that value may not be indicative of the fair value observed in a willing buyer/willing seller market transaction.

The Company recognizes in the statement of operations the grant-date fair value of stock options and other equity-based compensation issued to employees and non-employees.

The Company issues shares of common stock in exchange for services rendered.  The costs of the services are valued according to generally accepted accounting principles and have been charged to operations.

SEA-TIGER, INC. AND SUBSIDIAIRY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE MONTHS ENDED MARCH 31, 2011 AND 2010 (UNAUDITED)
 AND FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009

Income Taxes

The Company accounts for income taxes in accordance with FASB ASC Topic 740 Income Taxes. ASC Topic 740 requires a company to use the asset and liability method of accounting for income taxes, whereby deferred tax assets are recognized for deductible temporary differences, and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion, or all of, the deferred tax assets will not be realized.  Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

Under ASC Topic 740 a tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded. The adoption had no effect on the Company’s consolidated financial statements.

Recent Accounting Pronouncements

In February 2010, the FASB issued ASU 2010-09, Subsequent Events (Topic 855): Amendments to Certain Recognition and Disclosure Requirements. This amendment addresses both the interaction of the requirements of this Topic with the SEC’s reporting requirements and the intended breadth of the reissuance disclosure provision related to subsequent events (paragraph 855-10-50-4). All of the amendments in this ASU are effective upon issuance of the final ASU, except for the use of the issued date for conduit debt obligors. That amendment is effective for interim or annual periods ending after June 15, 2010. The adoption of this ASU did not have a material impact on the Company’s financial statements.

In May 2010, the FASB issued ASU 2010-19, “Foreign Currency (Topic 830): Foreign Currency Issues: Multiple Foreign Currency Exchange Rates”. The amendments in this ASU are effective as of the announcement date of March 18, 2010. The adoption of this ASU did not have a material effect on the Company’s financial position, results of operations or cash flows.

Note 3 - Equipment

Equipment consisted of the following:

	March 31,	December 31,	December 31,
	2011	2010	2009
	(unaudited)
Office furniture and equipment	$164,899	$191,756	$218,406
Leasehold improvements	284,399	277,687	255,210
Computer software and equipment	415,082	405,285	456,149
	864,381	874,728	929,765
Accumulated depreciation	(855,681)	(865,020)	(912,824)
Equipment, net	$8,700	$9,708	$16,941

The Company recorded depreciation expense of $1,241 (unaudited) and $17,474 (unaudited) for the three months ended March 31, 2011 and 2010, respectively.  The Company recorded depreciation expense of $5,249 and $4,553 for the years ended December 31, 2010 and 2009, respectively.

SEA-TIGER, INC. AND SUBSIDIAIRY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE MONTHS ENDED MARCH 31, 2011 AND 2010 (UNAUDITED)
 AND FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009

Note 4 - Restricted Cash

Restricted cash represents amounts held by the bank of the Company’s subsidiary pursuant to contractual provisions with certain customers, which require payment in the event of default on the contract. These contracts require that certain amounts be held in reserve with the bank. The amounts pertain to long-term customer contracts and accordingly are not available for the Company’s operations. Restricted cash was $176,345 (unaudited), $172,140 and $0 at March 31, 2011, December 31, 2010 and December 31, 2009, respectively.

Note 5 - Convertible Notes Payable

The following is a summary of the convertible notes payable:

Non- Related Party

March 31, 2011 (unaudited)

		Interest	Principal	Unamortized	Net	Accrued
Issuance Date	Maturity Date	Rate	Balance	Debt Discount	Balance	Interest

Various	December 31, 2013	8%	$1,702,826	$-	$1,702,826	$340,152
October 26, 2009	December 31, 2013	8%	10,000	-	10,000	1,142
December 17, 2009	December 31, 2013	8%	10,000	-	10,000	1,028
March 22, 2010	December 31, 2013	8%	15,000	-	15,000	1,200
June 22, 2010	December 31, 2013	8%	25,000	-	25,000		2,000
October 21, 2010	December 31, 2013	8%	15,000	11,511	3,489	450
December 13, 2010	December 31, 2013	8%	10,000	8,736	1,264	300
January 28, 2011	December 31, 2013	8%	25,000	22,916	2,084	250
September 30, 2009	December 31, 2013	8%	355,653	-	355,653	42,639
			$2,168,479	$43,163	$2,125,316	$389,161

December 31, 2010

		Interest	Principal	Unamortized	Net	Accrued
Issuance Date	Maturity Date	Rate	Balance	Debt Discount	Balance	Interest

Various	December 31, 2013	8%	$1,702,826	$-	$1,702,826	$306,095
October 26, 2009	December 31, 2013	8%	10,000	-	10,000	942
December 17, 2009	December 31, 2013	8%	10,000	-	10,000	828
March 22, 2010	December 31, 2013	8%	15,000	-	15,000	900
June 22, 2010	December 31, 2013	8%	25,000	-	25,000	1,500
October 21, 2010	December 31, 2013	8%	15,000	12,557	2,443	150
December 13, 2010	December 31, 2013	8%	10,000	9,530	470	100
September 30, 2009	December 31, 2013	8%	355,653	-	355,653	35,526
			$2,143,479	$22,087	$2,121,392	$346,041

SEA-TIGER, INC. AND SUBSIDIAIRY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE MONTHS ENDED MARCH 31, 2011 AND 2010 (UNAUDITED)
 AND FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009

Related Party

March 31, 2011 (unaudited)

		Interest	Principal	Unamortized	Net	Accrued
Issuance Date	Maturity Date	Rate	Balance	Debt Discount	Balance	Interest

March 31, 2010	December 31, 2013	8%	$15,000	$-	$15,000	$1,200
June 30, 2010	December 31, 2013	8%	15,000	-	15,000	900
September 30, 2010	December 31, 2013	8%	15,000	6,800	8,200	750
December 31, 2010	December 31, 2013	8%	25,000	22,917	2,083	500
March 31, 2011	December 31, 2013	8%	15,000	15,000	-	150
			$85,000	$44,717	$40,283	$3,500

December 31, 2010

		Interest	Principal	Unamortized	Net	Accrued
Issuance Date	Maturity Date	Rate	Balance	Debt Discount	Balance	Interest

March 31, 2010	December 31, 2013	8%	$15,000	$-	$15,000	$900
June 30, 2010	December 31, 2013	8%	15,000	-	15,000	600
September 30, 2010	December 31, 2013	8%	15,000	7,418	7,582	450
December 31, 2010	December 31, 2013	8%	25,000	25,000	-	-
			$70,000	$32,418	$37,582	$1,950

Below is a detailed explanation of the convertible debt from the table above.

Unrelated Parties

Convertible Debenture - $1,702,826

On July 7, 2005, the Company entered into an unsecured note payable agreement with an unrelated third party in the amount of $37,000.  The interest rate on the note is 8.0% per annum until the note is paid in full upon demand.  On October 2, 2008, the Company re-negotiated the rate of the note with the unrelated party in the amount of $44,179 (principal balance includes unpaid accrued interest since inception) at 8.0% per annum.  Remaining terms were unchanged.

On September 21, 2005, the Company entered into an unsecured note payable agreement with an unrelated party.  At the time, the Company owed an outstanding balance of $61,147 to this party.  This balance was converted into a note payable bearing interest at 6.0% per annum until note is paid in full or upon demand.  On October 2, 2008, the Company had re-negotiated the rate of the note with the unrelated party in the amount of $72,256 (principal balance includes unpaid accrued interest since inception) at 8.0% per annum.  Remaining terms were unchanged.

SEA-TIGER, INC. AND SUBSIDIAIRY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE MONTHS ENDED MARCH 31, 2011 AND 2010 (UNAUDITED)
 AND FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009

On October 28, 2005, the Company entered into an unsecured note payable agreement with an unrelated party.  The Company owed $82,000 to the unrelated party as part of a lawsuit settlement.  This balance was converted into a note payable bearing interest at 6.0% per annum until note is paid in full.  On October 2, 2008, the Company had re-negotiated the rate of the note with the unrelated party in the amount of $96,391 (principal balance includes unpaid accrued interest since inception) at 8.0% per annum.  Remaining terms were unchanged.

On December 31, 2008, the Company entered into an unsecured note payable agreement with the unrelated party who had advanced the Company $37,000 on July 7, 2005.  The Company had converted 1,000 preferred shares owned by the unrelated party and attached unpaid accrued dividends in the amount of $490,000 into a note payable in an amount of $1,490,000 bearing an interest at 8.0% per annum. The convertible debenture matured on December 31, 2009. The note’s maturity was extended through September 30 2011. The terms of default allow the creditor to accelerate payment on any amounts owed under the note. In connection with the above notes for $44,179, $72,256, $96,391 and $1,490,000 (total of $1,702,826), these notes together plus accrued and unpaid interest are convertible into shares at 50% of the closing bid price on the date of conversion. The Company analyzed the instrument under ASC 470-20 to determine the value of the embedded beneficial conversion feature. The amount was initially recorded as a debt discount and is amortized over the stated life of the note. The Company valued the embedded beneficial conversion feature at 100% of the value of the note plus accrued interest, because the holder would receive twice the number of shares at 50% of the share price at any given conversion notice date. The fair value of the embedded beneficial conversion feature was recorded in additional paid-in capital. The maturity date has been extended to December 31, 2013.

Convertible Debentures - $10,000 each

On October 26, 2009, the Company entered into an unsecured note agreement with an unrelated party in the amount of $10,000 to pay for legal fees and miscellaneous expenses.  The remaining funds will be used to fund future operational expenses. The note bears an interest rate of 8% and matures on September 30, 2011. The note plus accrued and unpaid interest is convertible at the option of the holder into shares of the Company’s common stock at a price per share equal to 50% of the closing bid price of the common stock on the date of notice of conversion. The terms of default allow the creditor to accelerate payment on any amounts owed under the note. The Company analyzed the instrument under ASC 470-20 to determine the value of the embedded beneficial conversion feature. The amount was initially recorded as a debt discount and is amortized over the stated life of the note. The Company valued the embedded beneficial conversion feature at 100% of the value of the note plus accrued interest, because the holder would receive twice the number of shares at 50% of the share price at any given conversion notice date. The fair value of the embedded beneficial conversion feature was recorded in additional paid-in capital. The maturity date has been extended to December 31, 2013.

On December 17, 2009, the Company entered into another unsecured note agreement with an unrelated party in the amount of $10,000. The note bears an interest rate of 8% and matures on September 30, 2010. The Company and the note holder agreed to extend the note’s term to September 30, 2011. The note plus accrued and unpaid interest is convertible at the option of the holder into shares of the Company’s common stock at a price per share equal to 50% of the closing bid price of the common stock on the date of notice of conversion. The terms of default allow the creditor to accelerate payment on any amounts owed under the note. The Company analyzed the instrument under ASC 470-20 to determine the value of the embedded beneficial conversion feature. The amount was initially recorded as a debt discount and is amortized over the stated life of the note. The Company valued the embedded beneficial conversion feature at 100% of the value of the note plus accrued interest, because the holder would receive twice the number of shares at 50% of the share price at any given conversion notice date. The fair value of the embedded beneficial conversion feature was recorded in additional paid-in capital. The maturity date has been extended to December 31, 2013.

SEA-TIGER, INC. AND SUBSIDIAIRY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE MONTHS ENDED MARCH 31, 2011 AND 2010 (UNAUDITED)
 AND FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009

$15,000 Convertible Debenture

On March 22, 2010, the Company entered into an unsecured note agreement with an unrelated party in the amount of $15,000.  The note bears an interest rate of 8% and matures on September 30, 2011. The terms of default allow the creditor to accelerate payment on any amounts owed under the note. The note plus accrued and unpaid interest is convertible at the option of the holder into shares of the Company’s common stock at a price per share equal to 50% of the closing bid price of the common stock on the date of notice of conversion. The Company analyzed the instrument under ASC 470-20 to determine the value of the embedded beneficial conversion feature. The amount was initially recorded as a debt discount and is amortized over the stated life of the note. The Company valued the embedded beneficial conversion feature at 100% of the value of the note plus accrued interest, because the holder would receive twice the number of shares at 50% of the share price at any given conversion notice date. The fair value of the embedded beneficial conversion feature was recorded in additional paid-in capital. The maturity date has been extended to December 31, 2013.

$25,000 Convertible Debenture

On June 22, 2010, the Company entered into an unsecured note agreement with an unrelated party in the amount of $25,000.  The note bears an interest rate of 8% and matures on through September 30 2011. The note plus accrued and unpaid interest is convertible at the option of the holder into shares of the Company’s common stock at a price per share equal to 50% of the closing bid price of the common stock on the date of notice of conversion. The Company analyzed the instrument under ASC 470-20 to determine the value of the embedded beneficial conversion feature. The amount was initially recorded as a debt discount and is amortized over the stated life of the note. The Company valued the embedded beneficial conversion feature at 100% of the value of the note plus accrued interest, because the holder would receive twice the number of shares at 50% of the share price at any given conversion notice date. The fair value of the embedded beneficial conversion feature was recorded in additional paid-in capital. The maturity date has been extended to December 31, 2013.

$15,000 Convertible Debenture

On October 21, 2010, the Company entered into an unsecured note agreement with an unrelated party in the amount of $15,000.  The note bears an interest rate of 8% and matures on December 31, 2011. The note plus accrued and unpaid interest is convertible at the option of the holder into shares of the Company’s common stock at a price per share equal to 50% of the closing bid price of the common stock on the date of notive of conversion. The Company analyzed the instrument under ASC 470-20 to determine the value of the embedded beneficial conversion feature.  The amount was initially recorded as a debt discount and is amortized over the stated life of the note. The Company valued the embedded beneficial conversion feature at 100% of the value of the note plus accrued interest, because the holder would receive twice the number of shares at 50% of the share price at any given conversion notice date. The fair value of the embedded beneficial conversion feature was recorded in additional paid-in capital.  The maturity date has been extended to December 31, 2013.

$10,000 Convertible Debenture

On December 13, 2010, the Company entered into an unsecured note agreement with an unrelated party in the amount of $10,000.  The note bears an interest rate of 8% and matures on December 31, 2011. The note plus accrued and unpaid interest is convertible at the option of the holder into shares of the Company’s common stock at a price per share equal to 50% of the closing bid price of the common stock on the date of notive of conversion. The Company analyzed the instrument under ASC 470-20 to determine the value of the embedded beneficial conversion feature. . The amount was initially recorded as a debt discount and is amortized over the stated life of the note. The Company valued the embedded beneficial conversion feature at 100% of the value of the note plus accrued interest, because the holder would receive twice the number of shares at 50% of the share price at any given conversion notice date. The fair value of the embedded beneficial conversion feature was recorded in additional paid-in capital.  The maturity date has been extended to December 31, 2013.

$25,000 Convertible Debenture

On January 28, 2011, the Company entered into an unsecured note agreement with an unrelated party in the amount of $25,000.  The note bears an interest rate of 8% and matures on through December 31, 2011. The note plus accrued and unpaid interest is convertible at the option of the holder into shares of the Company’s common stock at a price per share equal to 50% of the closing bid price of the common stock on the date of notice of conversion. The Company analyzed the instrument under ASC 470-20 to determine the value of the embedded beneficial conversion feature. The amount was initially recorded as a debt discount and is amortized over the stated life of the note. The Company valued the embedded beneficial conversion feature at 100% of the value of the note plus accrued interest, because the holder would receive twice the number of shares at 50% of the share price at any given conversion notice date. The fair value of the embedded beneficial conversion feature was recorded in additional paid-in capital. The maturity date has been extended to December 31, 2013.

SEA-TIGER, INC. AND SUBSIDIAIRY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE MONTHS ENDED MARCH 31, 2011 AND 2010 (UNAUDITED)
 AND FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009

$355,653 Convertible Debenture

On September 30, 2009, the Company entered into agreement with its CEO and Chairman of the Board of Directors to convert the accrued compensation balance, shareholder loan balance, and 2,250,000 shares of common stock owned by the shareholder to a convertible note payable in the amount of $355,653.  The note bears an interest rate of 8% per annum and matured on March 31, 2011. The note was assigned to a non-related party during the fourth quarter of 2010. Accordingly, the note is classified as a component of convertible notes payable in the accompanying balance sheet at March 31, 2011. The terms of default allow the creditor to accelerate payment on any amounts owed under the note. The note plus accrued and unpaid interest is convertible at the option of the holder into shares of the Company’s common stock at a price per share equal to 50% of the closing bid price of the common stock on the date of notice of conversion. The Company analyzed the instrument under ASC 470-20 to determine the value of the embedded beneficial conversion feature. The amount was initially recorded as a debt discount and is amortized over the stated life of the note. The Company valued the embedded beneficial conversion feature at 100% of the value of the note plus accrued interest, because the holder would receive twice the number of shares at 50% of the share price at any given conversion notice date. The fair value of the embedded beneficial conversion feature was recorded in additional paid-in capital. The maturity date has been extended to December 31, 2013.

The Company recorded interest expense in connection with the convertible notes of $43,120 and $41,570 for the three months ended March 31, 2011 and 2010 (unaudited), respectively.

The Company recorded interest expense in connection with the convertible notes of $112,676 and $0 for the years ended December 31, 2010 and 2009, respectively.

The Company recognized $10,045 and $5,791 in interest expense, representing amortization of debt discounts for the three months ended March 31, 2011 and 2010 (unaudited), respectively.

The Company recognized $233,599 and $0 in interest expense, representing amortization of debt discounts for the years ended December 31, 2010 and 2009, respectively.

Related Party

Throughout 2010 and in the first quarter of 2011, the Company entered into unsecured note agreements from compensation expense accrued and unpaid, with James Tilton, CEO and Chairman of the Board of Directors.  The notes bear an interest rate of 8%. The terms of default allow the creditor to accelerate payment on any amounts owed under the note. The note plus accrued and unpaid interest is convertible at the option of the holder into shares of the Company’s common stock at a price per share equal to 50% of the closing bid price of the common stock on the date of notice of conversion. The Company analyzed the instrument under ASC 470-20 to determine the value of the embedded beneficial conversion feature. The amount was initially recorded as a debt discount and is amortized over the stated life of the note. The Company valued the embedded beneficial conversion feature at 100% of the value of the note plus accrued interest, because the holder would receive twice the number of shares at 50% of the share price at any given conversion notice date. The fair value of the embedded beneficial conversion feature was recorded in additional paid-in capital.   The maturity date of the notes has been extended to December 31, 2013 .

SEA-TIGER, INC. AND SUBSIDIAIRY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE MONTHS ENDED MARCH 31, 2011 AND 2010 (UNAUDITED)
 AND FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009

The Company recorded interest expense in connection with the convertible notes – related parties of $1,550 and $0 for the three months ended March 31, 2011 and 2010 (unaudited), respectively.  The Company recorded interest expense in connection with the convertible notes – related parties of $16,176 and $0 for the years ended December 31, 2010 and 2009, respectively.  The Company recognized $19,849 and $0 in interest expense, representing amortization of debt discounts for the three months ended March 31, 2011 and 2010, respectively. The Company recognized $37,582 and $0 in interest expense, representing amortization of debt discounts for the years ended December 31, 2010 and 2009, respectively. Accrued interest on these notes amounted to $3,550, $1,950 and $0 at March 31, 2011, December 31, 2010 and 2009, respectively.

Note 6 – Advances – Related Party

The Company makes advances to NewMarket Technology, Inc. (“NewMarket”), the previous 100% shareholder of Infotel, which is the Company’s newly acquired subsidiary.  The advances are interest free and unsecured.  As of, March 31, 2011, December 31, 2010 and December 31, 2009, the amount of the advances were $213,352, $208,316 and $199,112, respectively. The Company and NewMarket currently do not have specific plans for settlement of the amount owed. The business purpose of such advances is as follows. NewMarket is a public holding company for six operating subsidiaries in the United States, Latin America, China and Singapore. NewMarket’s individual operating subsidiaries have experienced negative operating cash flow from time to time.  It has been the practice of NewMarket as the parent company to occasionally borrow cash in the form of an inter-company loan from operating subsidiaries which may have excess cash at that time and in turn lend that cash to another operating subsidiary that may be experiencing a temporary need for operating cash.  Additionally, NewMarket as a public operating company requires cash to meet the obligations of the parent company, including management salaries, professional fees (such as legal and accounting), investor relations and other expenses commonly incurred by public companies.   NewMarket has funded these expenses in the past primarily by incurring debt but has on occasion borrowed money on an inter-company basis from several operating subsidiaries, including SEA-Tiger, Inc./Infotel.

Note 7 – Income Taxes

Pursuant to the laws of Singapore, general enterprises are subject to income tax at an effective rate of 17%.

A reconciliation of tax at United States federal statutory rate to provision for income tax recorded in the financial statements is as follows for the years ended December 31:

	2010	2009
Statutory federal income tax rate	(34)%	(34)%
State income taxes, net of federal taxes	(6)%	(6)%
Difference in foreign tax rate	-%	17%
Increase in valuation allowance	40%	40%
Effective income tax rate	-%	17%

The Company adopted the provisions of ASC 740-10. ASC 740-10 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. ASC 740-10 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. The adoption of ASC 740-10 had no impact on the Company's balance sheets or statements of operations.

Significant components of deferred tax assets and (liabilities) are as follows at December 31:

	2010	2009
Deferred tax assets:
Net operating loss carryforwards	$1,276,121	$1,110,614
Depreciation	1,995	-
Amortization of debt discounts	814,997	711,948
Valuation allowance	(2,093,113)	(1,822,562)
Net deferred tax asset	$-	$-

The components of income tax expense are as follows for the years ended December 31:

	2010	2009
Current federal income tax	$-	$-
Current state income tax	-	-
Deferred taxes	270,551	768,887
Foreign tax	-	14,549
Valuation allowance	(270,551)	(768,887)
	$-	$14,549

The Company will continue to classify income tax penalties and interest as part of general and administrative expense in its consolidated statements of operations. There were no interest or penalties accrued as of December 31, 2010 or December 31, 2009.

SEA-TIGER, INC. AND SUBSIDIAIRY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE MONTHS ENDED MARCH 31, 2011 AND 2010 (UNAUDITED)
 AND FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009

Note 8 – Series B Preferred Stock

On February 11, 2010, the Company issued 2,000 shares of its $0.001 par value Series B preferred stock to NewMarket as part of the share exchange discussed in Note 10. The holders of the Series B preferred stock have the right to vote on any matter with holders of common stock together as one class, and the Series B preferred stock holders have the number of votes equal to 51% of the vote required to approve any action. The holders rank senior to any other class or series of outstanding preferred shares or series of capital stock of the Company, prior to all of the Company’s common stock, prior to any class or series of capital stock of the Company created not specifically ranking by its terms senior to or on parity with any Series B preferred stock, and on parity with any class or series of capital stock of the Company created specifically ranking by its terms on parity with the Series B preferred stock. The preferred stock bears no dividend. In the event of liquidation, dissolution, or winding up of the Company, the holders will be entitled to receive, immediately after any distributions to senior securities, and prior in preference to any distribution to junior securities an amount equal to $1,000 per share.

Conversion Rights

Subsequent to November 30, 2010, each share of the Series B preferred stock is convertible at the option of the holder into common stock at the average of the closing volume weighted average price of the Company’s common stock for the five consecutive trading days prior to conversion. If, prior to the conversion of all of the Series B preferred stock, the number of outstanding shares of common stock is increased by a stock split, stock dividend, merger, consolidation, exchange of shares, recapitalization, reorganization, or other similar event, the conversion price will be proportionally adjusted.

The Company evaluated the conversion option feature embedded in the preferred stock and has determined that because the Company’s stock is not yet available for publicly trading, the value of the conversion option cannot be determined from an average of the closing volume weighted average price of the Company’s common stock for five trading days. As of March 31, 2011, the Company did not recognize value for the conversion option feature.

Note 9 - Stockholder’s Equity

On March 10, 2010, the Company effected a 1-for-10 reverse stock split of its common stock.  The Company has restated outstanding shares, common stock and additional paid in capital to reflect this event in the financial statements.

On March 10, 2010, the Company, by way of a vote by the Board of Directors, increased authorized shares from 200,000,000 to 2,510,000,000 (2,500,000,000 common and 10,000,000 preferred).

On September 2, 2010, the Company’s CEO and Chairman of the Board of Directors retired 2,250,000 shares of the Company’s common stock in connection with a note payable executed on September 30, 2009. See Note 5.

Note 10 – Reverse Acquisition

On February 11, 2010, the Company closed a share exchange agreement with Infotel Technologies, Ltd. (“Infotel”), a Singapore-based information technology company and acquired 100% of the issued and outstanding common stock of Infotel in exchange for the issuance of 2,000 shares of the Company’s Series B preferred stock, representing 51% of the voting interests of the Company.

The share exchange with Infotel was accounted for as a reverse acquisition under the acquisition method of accounting since Infotel obtained control of the Company. Accordingly, the merger of the Infotel into the Company was recorded as a recapitalization of Infotel, Infotel being treated as the continuing entity. The historical financial statements presented are the financial statements of Infotel. The share exchange agreement has been treated as a recapitalization and not as a business combination; therefore, no pro forma information is disclosed. At the date of this transaction, the net liabilities of the legal acquirer (SEA-Tiger) were $2,205,275.

SEA-TIGER, INC. AND SUBSIDIAIRY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE MONTHS ENDED MARCH 31, 2011 AND 2010 (UNAUDITED)
 AND FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009

The following are the net assets and liabilities of SEA-Tiger, Inc. as of February 11, 2010, the date of the reverse acquisition:

Cash	$10,708

Accounts payable and accrued expenses	(331,266)
Convertible debenture	(1,702,826)
Note payable	(20,000)
Note payable - related party	(355,653)
Debt discount	193,762
Total liabilities assumed	$(2,215,983)

Net liabilities assumed	$(2,205,275)

Note 11 – Related Party Transactions

Beginning in 2010, the Company is sharing space with related parties, and the Company recorded rent expense in the amount of $500 per month. Rent expense for the three months ended March 31, 2011 and 2010 was $1,500.  Rent expense for the year ended December 31, 2010 and 2009 was $6,000 and $0, respectively. The Company’s Chief Financial Officer is leasing the property, and is also an officer to the two companies with whom the space is shared.

Note 12 – Commitments and Contingencies

The Company recorded rent expense in the amount of $500 per month, or $6,000 per year for space that is being shared with related parties (see Note 11). The Company is on a month-to-month arrangement with these related parties. The underlying lease agreement ends on June 30, 2011, but the Company did not sign the agreement or any other agreement with the related parties to make lease payments. Monthly rent for the space is $1,300 plus utilities, divided by the three parties using the space. The space is approximately 1,200 square feet.

The Company’s subsidiary leases approximately 5,500 square feet of space for its office in the Geo-Tele Center in Singapore from September 1, 2008 through July 31, 2011. Monthly rent is $7,698.

Rent expense for the three months ended March 31, 2011 and 2010 was approximately $26,000 and $25,000, respectively.

Rent expense for the years ended December 31, 2010 and 2009 was approximately $98,000 and $87,000, respectively.

Note 13 – Subsequent Events

The Company has evaluated all subsequent events that occurred up to July 28, 2011 , the date of the Company's issuance of its financial statements.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution

The following table sets forth an itemization of all estimated expenses, all of which we will pay, in connection with the issuance and distribution of the securities being registered:

Nature of Expense:	Amount
SEC Registration Fee	$16
Accounting fees and expenses	$40,000	*
Legal fees and expenses	$100,000	*
Miscellaneous	$5,000	*
Total	145, 016	*
*Estimated

Item 14.	Indemnification of Directors and Officers

The Company’s certificate of incorporation and by-laws provide that the liability of the directors and officers of the corporation for monetary damages shall be eliminated to the fullest extent permissible under Delaware law and provides for indemnification to the extent permitted by Delaware law.

The Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for any breach of the director’s duty of loyalty to the corporation or its stockholders; acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; payments of unlawful dividends or unlawful stock repurchases or redemptions, or any transaction from which the director derived an improper personal benefit.

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses including attorneys’ fees, judgments, fines and amounts paid in settlement in connection with various actions, suits or proceedings, whether civil, criminal, administrative or investigative other than an action by or in the right of the corporation, a derivative action, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses including attorneys’ fees incurred in connection with the defense or settlement of such actions, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s certificate of incorporation, bylaws, agreement, a vote of stockholders or disinterested directors or otherwise.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or controlling persons of the Company, pursuant to the foregoing provisions, or otherwise, the Company has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 15.	Recent Sales of Unregistered Securities

The Company has not issued unregistered securities in the last three years except as follows:

On December 31, 2008, the Company issued a convertible debenture to an investor in the principal amount of $1,702,826  in exchange for the cancellation of previously issued notes in the aggregate principal amount of $1,702,826. The debenture is convertible into Common Stock at a conversion price equal to 50% of the closing bid price on the date of conversion.

On September 30, 2009, the Company issued to James D. Tilton, Jr., its sole officer and director, a convertible debenture in the principal amount of $355,653, in exchange for the cancellation of $130,653 in accrued and unpaid compensation and the return to treasury of 2,249,999 shares of Common Stock. The debenture is convertible into Common Stock at a conversion price equal to 50% of the closing bid price of the Common Stock on the date the Company receives notice of conversion.

On October 26, 2009, the Company issued a convertible debenture to an investor in the principal amount of $10,000. The debenture is convertible into Common Stock at a conversion price equal to 50% of the closing bid price on the date of conversion.

On December 17, 2009, the Company issued a convertible debenture to an investor in the principal amount of $10,000. The debenture is convertible into Common Stock at a conversion price equal to 50% of the closing bid price on the date of conversion.

On February 11, 2010, the Company issued 2,000 shares of Series B Preferred Stock to NewMarket Technology, Inc., in exchange for all of the outstanding capital stock of Infotel Technologies (PTE) Ltd.

On March 22, 2010, the Company issued a convertible debenture to an investor in the principal amount of $15,000. The debenture is convertible into Common Stock at a conversion price equal to 50% of the closing bid price on the date of conversion.

On March 31, 2010, the Company issued to James D. Tilton, Jr., its sole officer and director, a convertible debenture in the principal amount of $15,000, in exchange for the cancellation of $15,000 in accrued and unpaid compensation. The debenture is convertible into Common Stock at a conversion price equal to 50% of the closing bid price of the Common Stock on the date the Company receives notice of conversion.

On June 22, 2010, the Company issued a convertible debenture to an investor in the principal amount of $25,000. The debenture is convertible into Common Stock at a conversion price equal to 50% of the closing bid price on the date of conversion.

On June 30, 2010, the Company issued to James Tilton, its sole officer and director, a convertible debenture in the principal amount of $15,000, in exchange for the cancellation of $15,000 in accrued and unpaid compensation. The debenture is convertible into Common Stock at a conversion price equal to 50% of the closing bid price of the Common Stock on the date the Company receives notice of conversion.

On September 30, 2010, the Company issued to James D. Tilton, Jr., its sole officer and director, a convertible debenture in the principal amount of $15,000, in exchange for the cancellation of $15,000 in accrued and unpaid compensation. The debenture is convertible into Common Stock at a conversion price equal to 50% of the closing bid price of the Common Stock on the date the Company receives notice of conversion.

On October 21, 2010, the Company issued a convertible debenture to an investor in the principal amount of $15,000. The debenture is convertible into Common Stock at a conversion price equal to 50% of the closing bid price on the date of conversion.

On December 13, 2010, the Company issued a convertible debenture to an investor in the principal amount of $15,000. The debenture is convertible into Common Stock at a conversion price equal to 50% of the closing bid price on the date of conversion.

On December 31, 2010, the Company issued to James D. Tilton, Jr., its sole officer and director, a convertible debenture in the principal amount of $25,000, in exchange for the cancellation of $25,000 in accrued and unpaid compensation. The debenture is convertible into Common Stock at a conversion price equal to 50% of the closing bid price of the Common Stock on the date the Company receives notice of conversion.

On January 28, 2011, the Company issued a convertible debenture to an investor in the principal amount of $25,000. The debenture is convertible into Common Stock at a conversion price equal to 50% of the closing bid price on the date of conversion.

On March 31, 2011, the Company issued to James D. Tilton, Jr., its sole officer and director, a convertible debenture in the principal amount of $15,000, in exchange for the cancellation of $15,000 in accrued and unpaid compensation. The debenture is convertible into Common Stock at a conversion price equal to 50% of the closing bid price of the Common Stock on the date the Company receives notice of conversion.

On June 30, 2011, the Company issued to James D. Tilton, Jr., its sole officer and director, a convertible debenture in the principal amount of $15,000, in exchange for the cancellation of $15,000 in accrued and unpaid compensation. The debenture is convertible into Common Stock at a conversion price equal to 50% of the closing bid price of the Common Stock on the date the Company receives notice of conversion .

In connection with the foregoing, the Company relied on the exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended, for transactions not involving a public offering.

Item 16.	Exhibits

Exhibit Footnote	Exhibit Number	Description of Document

	3.1	Certificate of Incorporation of SEA-Tiger, Inc. (previously filed)

	3.2	Bylaws of Sea-Tiger, Inc. (previously filed)

(1)	5.1	Opinion of Sichenzia Ross Friedman Ference LLP

	10.1	Convertible Debenture (in principal amount of $15,000), due September 30, 2010, issued to James D. Tilton, Jr. (previously filed)

	10.2	Convertible Debenture, due December 31, 2010, issued to James D. Tilton, Jr. (previously filed)

	10.3	Convertible Debenture (in principal amount of $355,653), due September 30, 2014, issued to James D. Tilton, Jr. (previously filed)

	10.4	Stock Purchase Agreement, dated February 11, 2010 between the Company and NewMarket Technology, Inc. (previously filed)

	10.5	Convertible Debenture, due December 31, 2009, issued to Augustine Capital Management, LLC (previously filed)

	10.6	Convertible Debenture, due September 30, 2010, issued to Tom Duszynski (issued on December 17, 2009) (previously filed)

	10.7	Convertible Debenture, due September 30, 2010, issued to PPD Partners (previously filed)

	10.8	Convertible Debenture, due December 31, 2010, issued to PPD Partners (previously filed)

	10.9	Convertible Debenture, due September 30, 2010, issued to Tom Duszynski (issued on October 26, 2009) (previously filed)

	10.10	Tenancy Agreement, dated October 10, 2008, between Geo-Tele PTE Ltd and Infotel (previously filed)

	10.11	Note Extension for Convertible Debenture (in principal amount of $15,000), issued to James D. Tilton, Jr. (previously filed)

	10.12	Note Extension for Convertible Debenture (originally) issued to Tom Duszynski (issued on December 17, 2009) (previously filed)

	10.13	Note Extension for Convertible Debenture, issued to PPD Partners (previously filed)

	10.14	Note Extension for Convertible Debenture (originally) issued to Tom Duszynski (issued on October 26, 2009) (previously filed)

	10.15	Reseller Agreement, dated November 8, 2004, between Andrew Telecommunications Systems (Singapore) Pte. Ltd, and Infotel (previously filed)

	10.16	Solution Partner Reseller Agreement dated October 24, 2002, between iPass Inc. and Infotel †

*	10.17	Description of oral arrangement with James D. Tilton, Jr.

	10.18	Convertible Debenture, due March 31, 2011, issued to James D. Tilton, Jr. (previously filed)

	10.19	Convertible Debenture, due June 30, 2011, issued to James D. Tilton, Jr. (previously filed)

	10.20	Note Extension for Convertible Debenture No. 2JT (previously filed)

	10.21	Note Extension for Convertible Debenture No. 1JT (previously filed)

	10.22	Note Extension for Convertible Debenture No. 1 Due December 31, 2009 (previously filed)

	10.23	Note Extension for Convertible Debenture No. 4PPD (previously filed)

	10.24	Letter agreement, dated April 2, 2008, between Infotel and CAAS (previously filed)

	10.25	Letter agreement, dated March 5, 2010, between Infotel and CAAS (previously filed)

	10.26	Convertible Debenture, due December 31, 2011, issued to James D. Tilton, Jr. (previously filed)

	10.27	Convertible Debenture, No. 5PPD, due December 31, 2011, issued to PPD Partners (previously filed)

	10.28	Convertible Debenture, No. 6PPD, due December 31, 2011, issued to PPD Partners (previously filed)

*	10.29	Assignment and Assumption Agreement, dated October 5, 2010,between James D. Tilton, Jr. and PPD Partners

*	10.30	Note Extension of Note 1JT (previously filed)

*	10.31	Note Extension of Note 2JT (previously filed)

*	10.32	Note Extension of Note 3JT (previously filed)

*	10.33	Note Extension of Note 4JT (previously filed)

*	10.34	Note Extension of Note 5JT (previously filed)

*	10.35	Note Extension of $1,702,826 Note (previously filed)

*	10.36	Note Extension of $355,653 Note (previously filed)

*	10.37	Note Extension of Note 1TD (previously filed)

*	10.38	Note Extension of Note 2TD (previously filed)

*	10.39	Note Extension of Note 3PPD (previously filed)

*	10.40	Note Extension of Note 4PPD (previously filed)

*	10.41	Note Extension of Note 5PPD (previously filed)

*	10.42	Note Extension of Note 6PPD (previously filed)

*	10.43	Note Extension of Note 7PPD (previously filed)

*	10.44	Convertible Debenture, No. 7PPD, due December 31, 2011 (previously filed )

	10.45	Convertible Debenture, issued June 30, 2011

	21.1	Subsidiaries of the Registrant (previously filed)

*	23.1	Consent of Hamilton, PC, Independent Public Accounting Firm

(1)	23.2	Consent of Sichenzia Ross Friedman Ference LLP

*	Filed herewith

(1)	To be filed by amendment.

†           Confidential treatment is requested for certain confidential portions of this exhibit pursuant to Rule 24b-2 under the Exchange Act. In accordance with Rule 24b-2, these confidential portions have been omitted from this exhibit and filed separately with the Commission.

Item 17.	Undertakings

1.      The undersigned registrant hereby undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)      To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

(ii)     To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)    To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (B)(1)(i) and (B)(1)(ii) of this section do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

2.      The undersigned registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.      The undersigned registrant hereby undertakes to remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

4.      The undersigned registrant hereby undertakes that, for the purposes of determining liability to any purchaser:

 If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

5.      Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the undersigned registrant according the foregoing provisions, or otherwise, the undersigned registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Louisville, State of Kentucky, on August 1, 2011.

SEA-TIGER, INC.

By:	/s/ James D. Tilton, Jr.
James D. Tilton, Jr.
President, Treasurer and Secretary (Principal Executive Officer, Principal Financial Office, and Principal Accounting Officer)

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ James D. Tilton, Jr.	President, Treasurer, Secretary and Director (Principal Executive Officer, Principal Financial Officer, Principal Accounting Officer, and Director)	August 1, 2011
James D. Tilton, Jr.